Exhibit 10.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GUITAR CENTER STORES, INC.,

GCSI ACQUISITION CORP.,

MUSIC & ARTS CENTER, INC.

AND

THE STOCKHOLDERS OF MUSIC & ARTS CENTER, INC.

DATED AS OF FEBRUARY 8, 2005

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Section 3.7.4	Calculation of Working Capital Adjustment
Section 3.8	Stockholder Representative
Section 3.8.1	Appointment of Stockholder Representative
Section 3.8.2	Authority After the Effective Time
Section 3.8.3	Reimbursement of Expenses
Section 3.8.4	Authority of Stockholder Representative
Section 3.8.5	Acknowledgement of Reliance by Parent
Section 3.8.6	Release From Liability; Indemnification
Section 3.9	No Dissenters Rights
Section 3.10	Company Expenses and Carveout Plan Deficiency

Article 4.	Representations and Warranties of the Company and Kenneth M. O’Brien

Section 4.1	Organization and Qualification; Subsidiaries
Section 4.2	Articles of Incorporation and Bylaws; Corporate Books and Records
Section 4.3	Capitalization; No Dissenters’ Rights
Section 4.3.1	Capitalization
Section 4.3.2	No Dissenters’ Rights
Section 4.4	Authority; No Restrictions on Business Combinations
Section 4.4.1	Authority
Section 4.4.2	No Restrictions on Business Combinations
Section 4.5	No Conflict; Required Filings and Consents
Section 4.5.1	No Conflict.
Section 4.5.2	Required Filings and Consents.
Section 4.6	Permits; Compliance With Law
Section 4.7	Financial Statements; Internal Controls
Section 4.7.1	Financial Statements
Section 4.7.2	Internal Controls
Section 4.7.3	Books and Records
Section 4.7.4	All Accounts Recorded
Section 4.7.5	Corporate Records
Section 4.8	Absence of Certain Changes or Events
Section 4.9	Employee Benefit Plans
Section 4.9.1	ERISA Plans.
Section 4.9.2	Compliance With Law.
Section 4.9.3	Code Section 401 Plans.
Section 4.9.4	[Intentionally Omitted].
Section 4.9.5	Code Section 280G; Deductibility
Section 4.9.6	Compliance with COBRA.
Section 4.9.7	No Employee Plans.
Section 4.9.8	Termination of Certain Plans.
Section 4.10	Labor and Other Employment Matters
Section 4.10.1	Employees.
Section 4.10.2	Employment Arrangements.

Section 4.10.3	No Claims.
Section 4.11	Contracts
Section 4.12	Litigation
Section 4.13	Environmental Matters
Section 4.13.1	Compliance.
Section 4.13.2	No Violation.
Section 4.13.3	No Litigation.
Section 4.13.4	National Priorities List.
Section 4.14	Intellectual Property
Section 4.15	Taxes
Section 4.15.1	Filed Tax Returns.
Section 4.15.2	Unpaid Taxes.
Section 4.15.3	No Audits or Assessments.
Section 4.15.4	No Tax Liens.
Section 4.15.5	Withholding.
Section 4.15.6	No Tax Sharing Agreements.
Section 4.15.7	No Change in Status.
Section 4.15.8	Controlled Person.
Section 4.15.9	No Listed Transactions.
Section 4.16	Insurance
Section 4.17	Vote Required
Section 4.18	Brokers
Section 4.19	Approvals
Section 4.20	Product Liability
Section 4.21	Rental Contracts
Section 4.22	Real Estate
Section 4.22.1	General
Section 4.22.2	Owned Facilities
Section 4.22.3	Leased Facilities
Section 4.22.4	Certificate of Occupancy
Section 4.22.5	Utilities
Section 4.23	Assets Necessary to Continue to Conduct Business
Section 4.24	Accounts Receivable
Section 4.25	Inventory
Section 4.26	Purchase Commitments and Outstanding Bids
Section 4.27	Suppliers
Section 4.28	Foreign Corrupt Practices Act
Section 4.29	Officers and Directors; Loans
Section 4.30	Bank Accounts
Section 4.31	No Other Agreements to Sell the Company
Section 4.32	Material Misstatements or Omissions

Article 5.	Additional Representations and Warranties of the Stockholders

Section 5.1	Authority

Section 5.2	No Conflict; Required Filings and Consents
Section 5.3	Brokers

Article 6.	Representations and Warranties of Parent and Merger Sub

Section 6.1	Organization and Qualification; Subsidiaries
Section 6.2	Authority
Section 6.3	No Conflict; Required Filings and Consents
Section 6.4	Ownership of Merger Sub; No Prior Activities
Section 6.5	Board Approval
Section 6.6	Financing
Section 6.7	Brokers

Article 7.	Covenants and Agreements

Section 7.1	Conduct of Business by the Company Pending the Effective Time
Section 7.2	Cooperation Generally
Section 7.3	Access to Information; Confidentiality
Section 7.4	No Solicitation of Transactions
Section 7.5	Appropriate Action; Consents; Filings
Section 7.6	Certain Notices
Section 7.7	Public Announcements
Section 7.8	Repayment of Officer and Director Loans
Section 7.9	Tax Matters
Section 7.9.1	Tax Return Filing for Periods Ending on or before the Effective Time
Section 7.9.2	Tax Returns for Straddle Periods
Section 7.9.3	Special Procedures to Apply to Deduction of the Management Bonus.
Section 7.9.4	Special Procedures to Apply to Personal Property Taxes.
Section 7.9.5	Cooperation on Tax Matters
Section 7.9.6	Transfer Taxes
Section 7.9.7	FIRPTA Certificate
Section 7.9.8	Forms W-9
Section 7.10	Company’s Auditors
Section 7.11	Confidential Information
Section 7.12	Treatment of Company Benefit Plans
Section 7.13	Delivery of Ancillary Agreements.
Section 7.14	Payment of William Blair Fees.
Section 7.15	Termination of Retirement Agreement.

Article 8.	Closing Conditions

Section 8.1	Conditions to Obligations of Each Party Under This Agreement
Section 8.1.1	No Order
Section 8.1.2	HSR Act

Section 8.1.3	Extension of Warehouse Lease.
Section 8.2	Additional Conditions to Obligations of Parent and Merger Sub
Section 8.2.1	Representations and Warranties
Section 8.2.2	Agreements and Covenants
Section 8.2.3	Consents and Approvals
Section 8.2.4	Material Adverse Effect
Section 8.2.5	Court Proceedings
Section 8.2.6	Ancillary Agreements
Section 8.2.7	Resignation of Officers and Directors
Section 8.2.8	Results for Year Ended January 31, 2005
Section 8.2.9	Employment Status of Kenneth O’Brien
Section 8.2.10	Release of Lien on Warehouse
Section 8.2.11	Financing
Section 8.2.12	Termination of Rights Under Investors Agreement.
Section 8.3	Additional Conditions to Obligations of the Company
Section 8.3.1	Representations and Warranties
Section 8.3.2	Agreements and Covenants
Section 8.3.3	Consents and Approvals
Section 8.3.4	Ancillary Agreements.

Article 9.	Termination, Amendment and Waiver

Section 9.1	Termination
Section 9.2	Effect of Termination
Section 9.2.1	Limitation on Liability
Section 9.2.2	Parent Expenses
Section 9.2.3	Company Expenses
Section 9.2.4	Payment of Expenses
Section 9.2.5	All Payments

Article 10.	Indemnity; Remedies

Section 10.1	Survival of Representations
Section 10.2	Indemnification
Section 10.2.1	Indemnification by Stockholders
Section 10.2.2	Indemnification by Stockholders
Section 10.2.3	Tax Indemnification by Stockholders
Section 10.2.4	Indemnification by Parent
Section 10.2.5	Investigation
Section 10.2.6	Tax Indemnification by Parent
Section 10.2.7	Procedures for Claims
Section 10.3	No Contribution by the Company
Section 10.4	Limitations on Indemnity
Section 10.4.1
Section 10.4.2
Section 10.4.3

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Section 10.4.4
Section 10.4.5
Section 10.4.6
Section 10.4.7
Section 10.5	Tax Refunds.
Section 10.6	Interest.

Article 11.	General

Section 11.1	Notices
Section 11.2	Headings
Section 11.3	Severability
Section 11.4	Entire Agreement
Section 11.5	Amendment
Section 11.6	Waiver
Section 11.7	Fees and Expenses
Section 11.8	Assignment
Section 11.9	Parties in Interest
Section 11.10	Mutual Drafting
Section 11.11	Governing Law
Section 11.12	Remedies; Dispute Resolution
Section 11.12.1	Remedies
Section 11.12.2	Dispute Resolution
Section 11.13	Waiver of Jury Trial
Section 11.14	Counterparts

EXHIBITS

Exhibit 2.2	Articles of Merger

Exhibit 4.21	Rental Contract Data

Exhibit 7.3.2	Confidentiality Agreement

Exhibit 7.5.2	Covenants and Closing Conditions Relating to Facility Leases

ANCILLARY AGREEMENTS

Form of Severance Agreement

Form of Employment Agreement

Form of Agreement Not to Compete

Form of Escrow Agreement

This AGREEMENT AND PLAN OF MERGER, dated as of February 8, 2005 (this “Agreement”), is by and among Guitar Center Stores, Inc., a Delaware corporation (“Parent”), GCSI Acquisition Corp., a Maryland corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Music & Arts Center, Inc., a Maryland corporation (the “Company”), and the holders of the outstanding common stock of the Company, each of whom is listed on Annex I hereto (the “Stockholders”).

Recitals

A.                                   The respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Maryland (the “MGCL”).

B.                                     The respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders.

C.                                     Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub, and the Stockholders have approved this Agreement and the Merger.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereto agree as follows:

Article 1.
Definitions

For purposes of this Agreement:

“Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 10% or more of the consolidated assets of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 10% or more of the voting power of the Company or (D) transaction in which any Person shall acquire Beneficial Ownership, or the right to acquire Beneficial Ownership or any Group shall have been formed which beneficially owns or has the right to acquire Beneficial Ownership of 10% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger).

“Action” means any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute.

“Adjusted Pre-Tax Net Income” means the Company’s consolidated income before income taxes for the fiscal year ended January 31, 2005 as reflected in the Company’s audited financial statements, adjusted for amounts related to professional fees and deal and acquisition expenses, including swap fees, outside of the ordinary course of business to the extent that such professional fees and deal and acquisition expenses, including swap fees, exceed Five Hundred Seventy-Five Thousand Dollars ($575,000).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first-mentioned Person;

“Ancillary Agreements” means the Employment Agreement, the Severance Agreements, the Non-Compete Agreements and the Escrow Agreement, in each case in substantially the forms attached to this Agreement.

“Beneficial Ownership” (and related terms such as “Beneficially Owned” or “Beneficial Owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which banks in Los Angeles, California or New York, New York are closed.

“Carveout Plan” means the Nonqualified Excess Plan of the Company.

“Carveout Plan Termination Payment” means the aggregate amount, determined as of immediately prior to the Effective Time, that must be paid to the participants in the Carveout Plan to terminate their interest therein, including any payroll Taxes payable by the Company in connection with such termination.

“Cause” shall, in connection with the termination of Kenneth M. O’Brien’s employment with the Company, have the meaning set forth in the Employment Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any material adverse effect on or material adverse change with respect to (A) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole, or (B) the right or ability of the Company to consummate any of the transactions contemplated by this Agreement without material delay.

“Company’s Knowledge” means the actual knowledge of Kenneth M. O’Brien, Phillip C. O’Brien, Christopher Tuel, Allan Greenberg or Mariletta Reazin after reasonable inquiry of responsible personnel and reasonable investigation of issues raised in response to such inquiries.

“contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Damages” shall mean any damage, claim, loss, cost, Tax, liability or expense, including, without limitation, court costs and expenses of investigation, reasonable attorneys’ fees and costs, diminution of value, consequential damages, response action, removal action or remedial action, but shall exclude any punitive damages.

“Employment Agreement” means the Employment Agreement, dated the date of the Effective Time, by and between the Company and Kenneth M. O’Brien, in substantially the form attached to this Agreement.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, Tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Escrow Amount” means $7,000,000.

“Escrowed Funds” means, as of any date of determination, the amount remaining in the escrow account established pursuant to the Escrow Agreement (including any interest earned on such remaining amount) less any amounts distributed or paid from such account as provided herein or in the Escrow Agreement.

“Exchange” means the Nasdaq National Market.

“Exchange Act” means Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, provided that Expenses shall not include expenses incurred in the ordinary course of business (i.e., expenses that would have been incurred whether or not such Party entered into this Agreement and the transactions contemplated hereby).

“Facilities” means any property owned, leased or operated by the Company.

“Facility Leases” means the real property leases for the Facilities, all of which are set forth in Section 4.22.3 of the Company Disclosure Schedule.

“GAAP” means generally accepted accounting principles as applied in the United States and consistently applied by the Company to its financial statements.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“Group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means the Company’s obligation for borrowed money under the Promissory Note, dated October 5, 2004, by and between the Company and Bank of America, N.A.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“Inventory” means all merchandise owned by the Company or any Company Subsidiary and intended for resale, lease or rental in connection with the conduct of the business of the Company or any Company Subsidiary.

“Investors Agreement” means the Investors Agreement, dated June 30, 1998, by and among the Company and the other Persons listed on the signature pages thereto.

“IRS” means the United States Internal Revenue Service.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Management Bonus” means bonuses, aggregating the Management Bonus Amount, that may be paid prior to the Effective Time to designated employees of the Company as specified in Section 7.1.6 of the Company Disclosure Schedule.

“Management Bonus Adjustment” means Two Million Nine Hundred Sixty-Two Thousand Three Hundred Forty Dollars ($2,962,340), which represents 53.09% of the Tax Adjusted Management Bonus Amount, provided that the entire Management Bonus Amount is paid prior to the Effective Time.  In the event that less than the entire Management Bonus Amount is paid prior to the Effective Time, the Management Bonus Adjustment shall be proportionately adjusted.

“Management Bonus Amount” means Five Million Five Hundred Thousand Dollars ($5,500,000).

“Non-Compete Agreement” means the Agreement Not to Compete, dated the date of the Effective Time, by and between Parent and each of Kenneth M. O’Brien, Phillip C. O’Brien, Christopher Tuel and Allan Greenberg, in substantially the form attached to this Agreement.

“Parent Material Adverse Effect” means any material adverse effect on or material adverse change with respect to (A) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Parent and its Subsidiaries and Affiliates, taken as a whole, or (B) the right or ability of Parent or Merger Sub to consummate any of the transactions contemplated by this Agreement without material delay.

“Party” means any party to this Agreement.

“Permitted Encumbrances” means (A) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons incurred in the ordinary course of business for sums (1) not yet due and payable or (2) being contested in good faith if, in either case, an adequate reserve shall have been made therefor in such Person’s financial statements, (B) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business consistent with past practice, (C) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case which do not interfere with the ordinary conduct of business by the Company and do not materially detract from the value of the property upon which such encumbrance exists and (D) liens securing Taxes, assessments and governmental charges not yet due and payable.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other legal entity or Group.

“Reasonable Justification” shall, in connection with the termination of Kenneth M. O’Brien’s employment with the Company, have the meaning set forth in the Employment Agreement.

“Related Party” means (A) any officer, director or stockholder of the Company, and any officer, director, partner, manager, associate or relative of such officers, directors and stockholders, (B) any Person in which the Company or any Stockholder or any Affiliate, associate or relative of any such Person has any direct or indirect interest and (C) any direct or indirect trustee or beneficiary of any Stockholder.

“Rental Contract” means any contract, to which the Company or any Company Subsidiary is a party pertaining to the rental or lease of one or more items of Inventory.

“Severance Agreements” means the Severance Agreements, dated the date of the Effective Time, by and between the Company and each of Christopher Tuel and Allan Greenberg, in substantially the form attached to this Agreement.

“Straddle Period” means any taxable period that begins before the Effective Time and ends after the Effective Time.

“Stockholder Representative” means the Person appointed to serve as such pursuant to Section 3.8.1, who shall initially be Kenneth M. O’Brien.

“Subsidiary” or “Subsidiaries” of Parent, the Company, the Surviving Corporation or any other Person means any corporation, limited liability corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax Adjusted Management Bonus Amount” means Five Million Five Hundred Eighty Thousand Dollars ($5,580,000), provided that the entire Management Bonus Amount is paid prior to the Effective Time.  In the event that less than the entire Management Bonus Amount is paid prior to the Effective Time, the Tax Adjusted Management Bonus Adjustment shall be proportionately adjusted.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, estimate, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 1.1                                   Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“2004 Tax Returns”	Section 7.9.1

“401(k) Plan”	Section 7.12

“Agreement”	Preamble

“Articles of Merger”	Section 2.2

“Auditor”	Section 3.7.2

“Bonus Deduction”	Section 7.9.3

“Carryback Tax Return”	Section 7.9.3

“Certificates”	Section 3.2.1

“Claim”	Section 10.2.7

“Claim Notice”	Section 10.2.7

“Class A Preferred Merger Consideration”	Section 3.1.1

“Class A Preferred Merger Consideration Per Share”	Section 3.1.1

“Class A Preferred Stock”	Section 3.1.1

“Class B Preferred Stock”	Section 4.3.1

“Closing Balance Sheet”	Section 3.7.1

“Closing Indebtedness”	Section 3.6

“Closing Net Working Capital”	Section 3.7.1

“Closing Payment Per Share”	Section 3.2.1

“Common Merger Consideration”	Section 3.1.2

“Common Merger Consideration Per Share”	Section 3.1.3

“Company”	Preamble

“Company Articles”	Section 4.2

“Company Benefit Plan”	Section 4.9.1

“Company Board”	Section 4.4.1

“Company Bylaws”	Section 4.2

“Company Common Stock”	Section 3.1.2

“Company Disclosure Schedule”	Article 4

“Company Material Contract”	Section 4.11

“Company Permits”	Section 4.6

“Company Preferred Stock”	Section 4.3.1

“Company Subsidiary”	Section 4.1

“Confidential Information”	Section 7.11

“Confidentiality Agreement”	Section 7.3.2

“Contribution Shortfall”	Section 3.1.7

“Credit Agreement”	Section 6.6

“Debt Adjustment”	Section 3.6

“Determination Date”	Section 3.7.2

“Effective Time”	Section 2.2

“ERISA”	Section 4.9.1

“ERISA Affiliate”	Section 4.9.1

“Escrow Agent”	Section 3.5.1

“Escrow Agreement”	Section 3.5.1

“GC Indemnified Party”	Section 10.2.1

“General Tax Benefit Factor”	Section 7.9.3

“Indebtedness Threshold”	Section 3.6

“Indemnified Party”	Section 10.2.7

“Indemnifying Party”	Section 10.2.7

“Independent Auditor”	Section 3.7.2

“Material Intellectual Property”	Section 4.14

“Merger”	Recitals

“Merger Consideration”	Section 3.1.2

“Merger Sub”	Preamble

“MGCL”	Recitals

“Multiemployer Plan”	Section 4.9.3

“Music & Arts Indemnified Party”	Section 10.2.4

“Net Working Capital”	Section 3.7.1

“Number of Fully Diluted Shares”	Section 3.1.3

“Parent”	Preamble

“Parent Subsidiary”	Section 6.3.1

“PBGC”	Section 4.9.4

“Principal Stockholder”	Section 10.4.2

“Purchase Price”	Section 3.1.3

“Qualifying Pre-Effective Time Tax Refund”	Section 10.5

“Regulatory and Consent Conditions”	Section 9.1.2

“Representatives”	Section 7.3.1

“Stockholders”	Preamble

“Stockholder Representative Delivery Date”	Section 3.7.1

“Stockholder Representative Holdback”	Section 3.4

“Stub Period Return”	Section 7.9.3

“Stub Period Tax Benefit Calculation”	Section 7.9.3

“Surviving Corporation”	Section 2.1

“Termination Adjustment”	Section 3.9

“Third Party Claim”	Section 10.2.7

“Transfer Taxes”	Section 7.9.6

“Working Capital Adjustment”	Section 3.7.4

“Working Capital Estimate”	Section 3.7.3

Article 2.
The Merger

Section 2.1                                   The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2                                   Effective Time.  As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 8, the Parties shall cause the Merger to be consummated by filing articles of merger substantially in the form attached hereto as Exhibit 2.2 (the “Articles of Merger”) with the State of Maryland Department of Taxation and Assessments, in such form as required by, and executed in accordance with the relevant provisions of, the MGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3                                   Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MGCL.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4                                   Articles of Incorporation; Bylaws.  At the Effective Time, the Articles of Incorporation and the Bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Articles of Incorporation and the Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time; provided that the name of the Surviving Corporation shall be “Music & Arts Center, Inc.”

Section 2.5                                   Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.  The Persons designated in writing by Parent in a certificate delivered to the Company prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.  Upon request of Parent, the Company shall cause each or any director and officer of the Company to tender his or her resignation prior to the Effective Time, with each such resignation to be effective as of the Effective Time.

Article 3.
Conversion of Securities; Exchange of Certificates

Section 3.1                                   Conversion of Securities in the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

Section 3.1.1                         Conversion of Class A Preferred Stock.  Each share of Class A Preferred Stock, par value $10.00 per share (the “Class A Preferred Stock”), of the Company issued and outstanding immediately prior to the Effective Time (other than any shares of Class A Preferred Stock to be canceled pursuant to Section 3.1.4) shall be converted, subject to Section 3.2.4, into the right to receive an amount in cash equal to Ten Dollars ($10) plus accrued and unpaid dividends to, but excluding, the date of the Effective Time (collectively, the “Class A Preferred Merger Consideration Per Share”), payable to the holder thereof in accordance with the provisions of this Agreement, without interest.  The aggregate Class A Preferred Merger Consideration Per Share payable to all holders of Class A Preferred Stock is referred to herein as the “Class A Preferred Merger Consideration.”  All such shares of Class A Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter solely represent the right to receive the Class A Preferred Merger Consideration therefor.  Certificates previously representing shares of Class A Preferred Stock shall be exchanged for the Class A Preferred Merger Consideration upon the surrender of such certificates in accordance with the provisions of Section 3.2, without interest.

Section 3.1.2                         Conversion of Common Stock.  Each share of common stock, par value $10.00 per share (“Company Common Stock”), of the Company issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.4) shall be converted, subject to Section 3.2.4, into the right to receive an amount in cash equal to the Common Merger Consideration Per Share, payable to the holder thereof in accordance with the provisions of this Agreement, without interest.  The aggregate Common Merger Consideration Per Share payable to all holders of Company Common Stock is referred to herein as the “Common Merger Consideration,” (and collectively with the Class A Preferred Merger Consideration, the “Merger Consideration”.)  All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Common Merger Consideration therefor.  Certificates previously representing shares of Company Common Stock shall be exchanged for the Common Merger Consideration upon the surrender of such certificates in accordance with the provisions of Section 3.2, without interest.

Section 3.1.3                         Calculation of Common Merger Consideration.  The Common Merger Consideration shall equal the sum (the “Purchase Price”) of Ninety Million Dollars ($90,000,000) less:  (A) the Class A Preferred Merger Consideration; (B) the Management Bonus Adjustment; (C) the Debt Adjustment, if any; (D) the Company’s Expenses, including, without limitation, the Company’s Expenses set forth in Exhibit 7.5.2; and (E) the Working Capital Adjustment, if any.  For purposes of calculating the Closing Payment Per Share pursuant to Section 3.2.1, (1) the Working Capital Adjustment shall be assumed to be zero and any actual Working Capital Adjustment shall be determined and paid in accordance with the provisions of Section 3.7.5 and (2) the Company’s Expenses shall be estimated in accordance with the provisions of Section 3.10, provided that after the Effective Time the Company’s actual Expenses shall be determined and paid in accordance with the provisions of Section 3.10.  The “Common Merger Consideration Per Share” shall equal the quotient of the Common Merger

Consideration divided by the Number of Fully Diluted Shares.  The “Number of Fully Diluted Shares” shall equal the sum of (a) the number of outstanding shares of Company Common Stock, (b) any other outstanding shares of capital stock of the Company (other than Class A Preferred Stock) and (c) any other outstanding securities convertible into or exercisable or exchangeable for capital stock of the Company (other than Class A Preferred Stock) assuming the conversion, exercise or exchange of all such other securities, in each case immediately prior to the Effective Time.

Section 3.1.4                         Cancellation of Certain Shares.  Each share of Company Preferred Stock and Company Common Stock held in the treasury of the Company or by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 3.1.5                         Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 3.1.6                         Change in Shares.  If between the date of this Agreement and the Effective Time the outstanding shares of Class A Preferred Stock and/or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Class A Preferred Merger Consideration Per Share and/or Common Merger Consideration Per Share, as the case may be, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 3.1.7                         Contribution to Capital or Reduction in Consideration Payable to Kenneth M. O’Brien.  Notwithstanding any other provision of this Agreement, Kenneth M. O’Brien shall make a contribution of cash to the capital of the Company subsequent to the execution of this Merger Agreement and prior to the Effective Time in an amount equal to the amount by which the Tax Adjusted Management Bonus Amount exceeds the Management Bonus Adjustment, provided that that Kenneth M. O’Brien shall not be entitled to receive any additional shares of capital stock or other equity or other interests of the Company in connection with any such capital contribution.  To the extent that Kenneth M. O’Brien fails to make such contribution to the capital of the Company prior to the Effective Time (a “Contribution Shortfall”), the aggregate Common Merger Consideration otherwise payable to Kenneth M. O’Brien or any successor under this Article 3 shall be reduced by an amount equal to the Contribution Shortfall and shall be paid by Parent to the Company on the day after the Effective Time.  The Parties agree that any Contribution Shortfall paid by Parent to the Company pursuant to this Section 3.1.7 shall be treated as having been paid to Kenneth M. O’Brien as Common Merger Consideration and as having been paid by Kenneth M. O’Brien to the Company as a contribution to the capital of the Company immediately prior to the Effective Time.

Section 3.2                                   Exchange of Certificates.

Section 3.2.1                         Exchange Procedures and Payment of Merger Consideration.  At the Effective Time, Parent shall make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Class A Preferred Stock or Company Common Stock (collectively, the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Class A Preferred Merger Consideration or Common Merger Consideration, as the case may be.  At the Effective Time, upon surrender of a Certificate for cancellation to Parent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Closing Payment Per Share that such holder has the right to receive in respect of the shares of Class A Preferred Stock or Company Common Stock formerly represented by such Certificate plus, in the case of any holder of Company Common Stock, the right to receive his, her or its pro rata portion of the Escrowed Funds upon the terms and subject to the conditions set forth in the Escrow Agreement, and the Certificate so surrendered shall forthwith be canceled.  The “Closing Payment Per Share” for the Class A Preferred Stock shall equal the Class A Preferred Merger Consideration Per Share.  The “Closing Payment Per Share” for the Company Common Stock shall equal the quotient of (1) the sum of (a) the Common Merger Consideration (assuming for this purpose only that the Working Capital Adjustment is zero, provided that any actual Working Capital Adjustment shall be made in accordance with the provisions of Section 3.7.5) less (b) the Escrow Amount and less (c) the Stockholder Representative Holdback divided by (2) the Number of Fully Diluted Shares, provided that the aggregate Common Merger Consideration otherwise payable to Kenneth M. O’Brien under this Article 3 shall be reduced as set forth in Section 3.1.7.  The portion of the Common Merger Consideration not paid at the Effective Time, upon surrender of a Certificate, letter of transmittal and such other documents (i.e., the portion of the Common Merger Consideration represented by the Escrowed Funds) shall be disbursed to the Stockholders upon the terms and subject to the conditions set forth in the Escrow Agreement.

Section 3.2.2                         Subsequent Transfers.  In the event of a transfer of ownership of shares of Class A Preferred Stock or Company Common Stock that is not registered in the transfer records of the Company, the Class A Preferred Merger Consideration or Common Merger Consideration, as the case may be, may be issued to a transferee if the Certificate representing such shares is presented to Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 3.2.2, each Certificate shall be deemed at any time after the Effective Time to represent solely the right to receive upon such surrender the Class A Preferred Merger Consideration or Common Merger Consideration, as the case may be.

Section 3.2.3                         Further Rights in Company Stock.  The Class A Preferred Merger Consideration and Common Merger Consideration paid or payable in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Class A Preferred Stock or Company Common Stock, as the case may be.

Section 3.2.4                         No Liability.  None of Parent, the Company or the Surviving Corporation shall be liable to any holder of a Certificate for any cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.2.5                         Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate the Class A Preferred Merger Consideration or the Common Merger Consideration, as the case may be, without any interest thereon.

Section 3.2.6                         Withholding.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Class A Preferred Stock or Company Common Stock in respect of whom such deduction and withholding was made by Parent.

Section 3.3                                   Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Class A Preferred Stock or Company Common Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of certificates representing shares of Company Preferred Stock or Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law.  On or after the Effective Time, any Certificates presented to the Parent for any reason shall be converted into the Class A Preferred Merger Consideration or Common Merger Consideration, as the case may be.

Section 3.4                                   Payment of Stockholder Representative Holdback.  At the Effective Time, Parent shall deliver to the Stockholder Representative, in his capacity as such, by wire transfer of immediately available funds, Five Hundred Thousand Dollars ($500,000) (the “Stockholder Representative Holdback”) for the purpose of reimbursing the Stockholder Representative for anticipated expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Stockholder Representative in the performance or discharge of his rights and obligations under this Agreement pursuant to Section 3.8.3 and for such additional purposes as may be agreed in writing among the Stockholder Representative and the Stockholders.  The Stockholders agree that the payment of the Stockholder Representative Holdback to the Stockholder Representative discharges in accordance with this Section 3.4 in full the obligation of Parent with respect to the payment of that portion of the Purchase Price.

Section 3.5                                      Escrow.

Section 3.5.1                         Establishment.  On the date of the Effective Time, Parent shall deliver to Zions First National Bank (Attn:  Corporate Trust Department, 550 South Hope Street, Suite 2650, Los Angeles, CA 90071; facsimile:  (213) 593-3160) in its capacity as the escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds, the Escrow Amount, which amount shall be withheld from the Common Merger Consideration and shall be deposited with the Escrow Agent for the purpose of securing the indemnification obligations of the Stockholders set forth in this Agreement.  Such deposit shall be made with the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form attached to this Agreement (the “Escrow Agreement”).  The Parties agree that the provisions of the Escrow Agreement shall be incorporated into this Agreement as if they were set forth herein.

Section 3.5.2                         Administration.  The Escrowed Funds shall be administered in accordance with, and be released to the respective Parties upon the terms and subject to the conditions set forth in, the Escrow Agreement.  In the event of any conflict between this Agreement and the Escrow Agreement, the terms of this Agreement shall prevail.

Section 3.6                                   Debt Adjustment.  In the event that the Indebtedness of the Company as of the Effective Time (“Closing Indebtedness”) exceeds Three Million Dollars ($3,000,000) (the “Indebtedness Threshold”), the “Debt Adjustment” shall equal the excess of Closing Indebtedness over the Indebtedness Threshold.  On or before the date that is five (5) Business Days prior to the date on which the Effective Time is scheduled, the Company will provide Parent with a written certificate of its Chief Executive Officer setting forth (A) the payments necessary to be made in order for the Indebtedness of the Company to be repaid in full and retired as of the Effective Time, (B) the identity of the Persons to receive such payments and (C) wire transfer instructions and such other information necessary to affect such payments.  Upon request, the Company will provide reasonable documentary support for its calculations and obtain payoff letters from, and arrange for lien releases by, the lenders and vendors involved.

Section 3.7                                   Net Working Capital Adjustment.

Section 3.7.1                         Calculation of Closing Net Working Capital.  As soon as reasonably practicable following the Effective Time, and in any event within twenty (20) Business Days thereof, the Stockholder Representative shall cause to be prepared and delivered to Parent (A) a balance sheet of the Company as of the Effective Time (the “Closing Balance Sheet”) and (B) a calculation of Net Working Capital (as defined below) of the Company as of the Effective Time as determined from the Closing Balance Sheet (“Closing Net Working Capital”).  The date on which the Stockholder Representative delivers such Closing Balance Sheet and calculation of Closing Net Working Capital is referred to herein as the “Stockholder Representative Delivery Date.”  The Closing Balance Sheet shall (1) be prepared in accordance with GAAP and (2) fairly present the financial position of the Company as of the Effective Time.  Parent shall provide the Stockholder Representative and his accountants full access to the Company’s records and personnel to the extent reasonably related to the preparation of the Closing Balance Sheet and the calculation of Closing Net Working Capital.

For the purpose hereof, “Net Working Capital” as of any date shall, subject to the adjustments and conventions set forth in this Section 3.7.1, mean (A) the current assets of the Company as of such date minus (B) the current liabilities of the Company as of such date, in each case determined under GAAP and as provided in Section 4.7.1 of the Company Disclosure Schedule.  Notwithstanding any provision of this Agreement to the contrary, the following conventions shall apply to the preparation of the Closing Balance Sheet for the purpose of the determination of Closing Net Working Capital:

(1)                                  all Inventory shall be carried at the lower of cost or market on a basis consistent with past accounting practices of the Company;

(2)                                  all musical instruments, whether new or used on hand or on rent, shall be carried at the lower of cost or market on a basis consistent with past accounting practices of the Company and net of accumulated depreciation. The Company shall record depreciation through the Effective Time on a basis consistent with its past accounting practices; it being understood that all new and never rented new instruments shall have no depreciation expense calculated through the Effective Time, consistent with the Company’s past practices;

(3)                                  Parent may, if it elects, verify the Inventory count based on an actual physical count subject to inspection by Representatives of the Stockholder Representative and Representatives of the Parent;

(4)                                  current assets and current liabilities shall not attribute any value to deferred income tax assets and deferred income tax liabilities;

(5)                                  current liabilities shall include all deferred payments for goods acquired by the Company (including, without limitation, deferred payables to vendors for the purchase of Inventory), whether or not due within one year;

(6)                                  current liabilities shall exclude any obligation included in Indebtedness, other than the obligation related to the line of credit and deal notes payable, provided that such Indebtedness amount was included in the Debt Adjustment pursuant to Section 3.6;

(7)                                  the liability for current taxes payable shall be recorded on a basis consistent with the Company’s normal interim policy (i.e., 40% of the period income).  Any under-accrued liability or overpayment for the fiscal year ending January 31, 2005 shall be included in the Closing Balance Sheet.  The liability for Taxes provided for in the Closing Balance Sheet (whether current or non-current) shall consist solely of Taxes accrued but not yet payable since the date of the most recent related Tax return or estimated tax payment and (A) in no event shall include any reserve or “cushion” for prior period Taxes and (B) shall disregard any effect of the deductions related to the Carveout Plan Termination Payment;

(8)                                  current assets and current liabilities shall not attribute any value to the assets or liabilities to life insurance participants or deferred compensation plans;

(9)                                  Net Working Capital shall exclude any effect related to payment of the Management Bonuses, or Company Expenses included in Section 3.1.3(D), including, without limitation, related Tax effects; and

(10)                            current assets will include all receivables due from MACBEN, LLC or Kenneth M. O’Brien, provided that such receivables are paid in cash no later than the Effective Time.

Section 3.7.2                         Resolution of Disputes as to Closing Net Working Capital.  The Parties acknowledge and agree that Parent intends to engage KPMG LLP (the “Auditor”) to audit the Closing Balance Sheet and related calculation of Closing Net Working Capital delivered to Parent by the Stockholder Representative.  If Parent shall disagree with the calculation of Closing Net Working Capital prepared by the Stockholder Representative, it shall notify the Stockholder Representative of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within sixty (60) days after the Stockholder Representative Delivery Date (subject to extension by Parent to a date not later than 120 days after the Stockholder Representative Delivery Date in the event that, for any reason, the Auditor has not completed its audit of the Closing Balance Sheet and related calculation of Closing Net Working Capital).  In the event that Parent does not provide such a notice of disagreement within such period, Parent shall be deemed to have accepted the calculation of Closing Net Working Capital delivered by the Stockholder Representative, which shall be final, binding and conclusive on the Parties for the purposes of determining the Working Capital Adjustment.  In the event any such notice of disagreement is timely provided, Parent and the Stockholder Representative shall use commercially reasonable efforts for a period of twenty (20) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Net Working Capital.  If, at the end of such period, they are unable to resolve such disagreements, then a nationally recognized independent public accounting firm (other than the Auditor) mutually selected by Parent and the Stockholder Representative (the “Independent Auditor”) shall resolve any remaining disagreements.  The Independent Auditor shall promptly deliver to Parent and the Stockholder Representative its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement and shall be (A) consistent with either the position of Parent or the Stockholder Representative or (B) between the positions of Parent and the Stockholder Representative.  All fees and expenses of the Independent Auditor shall be paid one-half by Parent and one-half by the Stockholder Representative.  The determination of the Independent Auditor shall be final, conclusive and binding on the Parties.  The date on which Closing Net Working Capital is finally determined in accordance with this Section 3.7.2 is hereinafter referred as to the “Determination Date.”  The Independent Auditor shall act as an arbitrator to determine, based on the provisions of this Section 3.7.2, only those matters in dispute.  Within twenty (20) Business Days after the Independent Auditor has been retained, Parent and the Stockholder Representative shall each deliver to the Independent Auditor and the other Party, such Party’s position with respect to each matter in dispute.  Within ten (10) Business Days after the expiration of such twenty (20) Business Day period, Parent and the Stockholder Representative may each deliver to the Independent Auditor and the other Party such Party’s response to the other Party’s position on each matter in dispute.  With each submission, each Party may also furnish to the Independent

Auditor such other information and documents as it deems relevant or such documents or information that may be requested by the Independent Auditor with appropriate copies or notification being given to the other Party.  The Independent Auditor may, at its discretion, conduct or order conferences, hearings, oral examinations, testimony, depositions, discovery or other similar proceedings concerning the disagreement with Parent and Stockholder Representative, at which each Party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants.

Section 3.7.3                         Working Capital Estimates.  As used herein, “Working Capital Estimate” shall mean Eighteen Million Dollars ($18,000,000).

Section 3.7.4                         Calculation of Working Capital Adjustment.  If Closing Net Working Capital as finally determined in accordance with the provisions of this Section 3.7 is less than the Working Capital Estimate (any such amount, the “Working Capital Adjustment”), Parent and the Stockholder Representative shall promptly issue joint instructions to the Escrow Agent to pay to Parent out of the Escrowed Funds an amount equal to the Working Capital Adjustment.

Section 3.8                                   Stockholder Representative.

Section 3.8.1                         Appointment of Stockholder Representative.  Kenneth M. O’Brien is hereby appointed, effective from and after the Effective Time, to act as the Stockholder Representative under this Agreement in accordance with the provisions of this Section 3.8.  In the event that Mr. Kenneth M. O’Brien or a successor Stockholder Representative is unable or unwilling to serve as the Stockholder Representative as a result of death, resignation or incapacity, the Stockholders holding a majority of the Company Common Stock immediately prior to the Effective Time shall appoint a successor Stockholder Representative and provide written notice thereof to Parent.

Section 3.8.2                         Authority After the Effective Time.  From and after the Effective Time, the Stockholder Representative shall be authorized to (A) take all actions required by, and exercise all right granted to, the Stockholder Representative by this Agreement, (B) receive all notices or other documents given or to be given to the Stockholder Representative by Parent pursuant to this Agreement, (C) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement, (D) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative in connection with any of the transactions contemplated by this Agreement, (E) engage special counsel, accountants and other advisors and incur related expenses in connection with any of the transactions contemplated by this Agreement and (F) take such other action as the Stockholder Representative may deem appropriate, including, without limitation, (1) agreeing to any modification or amendment of this Agreement and executing and delivering an agreement of such modification or amendment and (2) all such other matters as the Stockholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

Section 3.8.3                         Reimbursement of Expenses.  The Stockholder Representative shall be entitled to receive reimbursement from the Stockholders for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Stockholder Representative in the performance or discharge of his rights and obligations under this Agreement.  In addition to the Stockholder Representative Holdback, the Stockholder Representative, upon written notice delivered to Parent no less than five (5) Business Days prior to the disbursement of any Escrowed Funds to the Stockholders, shall be entitled to cause the Escrow Agent to deduct amounts from that portion of such Escrowed Funds that is not subject to reduction in accordance with the provisions of this Agreement for purposes of paying the amount of any such expenses previously incurred or reasonably anticipated to be incurred.  Any amount originally deposited with the Stockholder Representative pursuant to this Section 3.8.3 (including, without limitation, the Stockholder Representative Holdback) that has not been consumed by the Stockholder Representative pursuant to the terms of this Agreement or as otherwise agreed in writing among the Stockholder Representative and the Stockholders shall be distributed by the Stockholder Representative to the Stockholders pro rata based on their respective rights to participate in the Escrowed Funds from which such amounts were originally deducted.

Section 3.8.4                         Authority of Stockholder Representative.  By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders, each Stockholder (regardless of whether or not such Stockholder executes this Agreement or votes in favor of the adoption of this Agreement and the approval of the Merger) appoints, as of the date of this Agreement, the Stockholder Representative as his, her or its true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on him under this Agreement, to give and receive notices on their behalf and to be his, her or its exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by this Agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which any GC Indemnified Party may be entitled to indemnification and, by virtue of its approval of this Agreement, the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact.

Section 3.8.5                         Acknowledgement of Reliance by Parent.  Parent may rely exclusively upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of every Stockholder.  Parent is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

Section 3.8.6                         Release From Liability; Indemnification.  Each Stockholder hereby releases the Stockholder Representative from, and each Stockholder, jointly and severally, agrees to indemnify the Stockholder Representative against, liability for any action taken or not taken by the Stockholder Representative in good faith in his capacity as the Stockholder Representative.

Section 3.9                                   No Dissenters Rights.  Each Stockholder acknowledges that he or she voted in favor of the Merger and that he or she therefore has no appraisal, dissenter’s or similar rights under Maryland law.

Section 3.10                            Company Expenses.  Not later than three (3) Business Days prior to the Effective Time, the Company shall deliver to Parent a certificate signed by the Chief Financial Officer of the Company setting forth in reasonable detail the Company’s estimate of the Company’s Expenses, together with supporting documentation for such estimate.  Prior to the Effective Time, the Company and Parent shall agree in good faith upon an estimate of the Company’s aggregate Expenses, upon which the calculation of Common Merger Consideration pursuant to Section 3.1.3 shall be based.  In the event that the Company’s actual aggregate Expenses are greater than such estimated amount, Parent and the Stockholder Representative shall cause the Escrow Agent to disburse to Parent from the Escrowed Funds, on a dollar-for-dollar basis, such excess amount, provided that in the event that the Company’s actual aggregate Expenses are less than such estimated amount, Parent shall pay, on a dollar-for-dollar basis, such difference to the Stockholder Representative for the benefit of the Stockholders.

Article 4.
Representations and Warranties of the Company and Kenneth M. O’Brien

Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company and Kenneth M. O’Brien, jointly and severally, hereby represent and warrant to Parent as set forth below.  The sections of the Company Disclosure Schedule are numbered to correspond to the various subsections of this Article 4, and no disclosure made in any particular section of the Company Disclosure Schedule shall be deemed made in any other section of the Company Disclosure Schedule unless expressly made therein (by cross-reference or otherwise) or it is reasonably apparent on its face that such disclosure applies to such other section of the Company Disclosure Schedule.

Section 4.1                                   Organization and Qualification; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  Each Subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each of the Company and each Company Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except as would not reasonably be expected to result in a Company Material Adverse Effect.  Section 4.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries and their respective jurisdictions of incorporation or organization.  Except as set forth in Section 4.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds an Equity Interest in any other Person.

Section 4.2                                   Articles of Incorporation and Bylaws; Corporate Books and Records.  The copies of the Company’s Articles of Incorporation (the “Company Articles”) and Bylaws (the “Company Bylaws”) and the analogous organizational documents of each of the Company Subsidiaries delivered to Parent are complete and correct copies thereof as in effect on the date hereof.  The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws.  No Company Subsidiary is in violation of any of the provisions of its organization documents.  True and complete copies of all minute books of the Company and the Company Subsidiaries have been made available by the Company to Parent.

Section 4.3                                   Capitalization; No Dissenters’ Rights.

Section 4.3.1                         Capitalization.  The authorized capital stock of the Company consists of Five Thousand (5,000) shares of Company Common Stock and Thirty Thousand (30,000) shares of preferred stock, Twenty-Five Thousand (25,000) of which are designated as Class A Preferred Stock and Five Thousand (5,000) of which are designated as Class B Preferred Stock, par value $10.00 per share (“Class B Preferred Stock” and, together with the Class A Preferred Stock, “Company Preferred Stock”).  As of the date of this Agreement, (A) Three Thousand Nine Hundred Fifty-Eight (3,958) shares of Company Common Stock are issued and outstanding and no shares of Company Common Stock are held in the treasury of the Company or by the Company Subsidiaries, (B) Eighty (80) shares of Class A Preferred Stock are issued and outstanding and no shares of Class A Preferred Stock are held in the treasury of the Company or by the Company Subsidiaries and (C) no shares of Class B Preferred Stock are issued and outstanding or held in the treasury of the Company or by the Company Subsidiaries.  Each outstanding share of Company Common Stock and Class A Preferred Stock is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  Section 4.3 of the Company Disclosure Schedule includes a true and complete list of all the holders of the Company’s capital stock and the number and kind of shares owned by each such Person.  Section 4.3 of the Company Disclosure Schedule includes a true and complete list of all repurchases of capital stock or other Equity Interests of the Company made by the Company or Kenneth M. O’Brien in the last five years.  All such repurchase transactions have been completed, and the Company has no unpaid liability in connection therewith of any nature whatsoever.  There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.  Since the date of this Agreement, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests.  There are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.  Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.  There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

Section 4.3.2                             No Dissenters’ Rights.  In connection with the Merger and the other transactions contemplated by this Agreement, no Person has “dissenters’ rights” or any similar legal remedy, including, without limitation, any remedy under Sections 3-201 through 3-213 of the MGCL.

Section 4.4                                   Authority; No Restrictions on Business Combinations.

Section 4.4.1                         Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by the Company.  The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no additional stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.  The Board of Directors of the Company (the “Company Board”) has approved this Agreement and each Ancillary Agreement, declared advisable the transactions contemplated hereby and thereby and has directed that this Agreement and each Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby be submitted to the Company’s stockholders for approval.  The Company’s stockholders have approved this Agreement and the Merger in accordance with the Company Articles, the Company Bylaws and the MGCL.  This Agreement and each Ancillary Agreement to which the Company is a party have been duly authorized and validly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

Section 4.4.2                         No Restrictions on Business Combinations.  The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 3-602 of the MGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the Stockholders or the Company Board.  True and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided to Parent.  No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

Section 4.5                                   No Conflict; Required Filings and Consents.

Section 4.5.1                         No Conflict.  The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is a party do not, and the performance by the Company of this Agreement and each such Ancillary Agreement will not, (A) conflict with or violate any provision of the Company Articles or Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5.2 have been obtained and all filings and notifications described in Section 4.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any (1) contract to which the Company or any Company Subsidiary is a party or by which any of their assets are bound or (2) Company Permit.

Section 4.5.2                         Required Filings and Consents.  The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is a party does not, and the performance by the Company of this Agreement and each such Ancillary Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except as required under the HSR Act and the filing and recordation of the Articles of Merger as required by the MGCL.

Section 4.6                                   Permits; Compliance With Law.  Each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect.  None of the Company or any Company Subsidiary is in conflict with, or in default or violation of, (A) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (B) any Company Permits.

Section 4.7                                   Financial Statements; Internal Controls.

Section 4.7.1                         Financial Statements.  The (A)(1) audited consolidated financial statements of the Company for the years ended January 31, 2002, 2003 and 2004 and (2) interim consolidated financial statements of the Company for the eight-month period ended September 30, 2004 (including, in each case, any notes thereto) provided to Parent were, and (B)

the audited consolidated financial statements of the Company for the year ended January 31, 2005 (including any notes thereto) when delivered to Parent pursuant to Section 8.2.8 will be, prepared in accordance with GAAP (except as may be expressly indicated in the notes thereto) consistently applied throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly present the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, in the case of the interim financial statements (1) except for the absence of required footnotes and (2) subject to normal year-end adjustments consistent with the Company’s past practice.  Set forth on Schedule 4.7.1 of the Company Disclosure Schedule are the material accounting conventions applied by the Company to its financial statements that are not evident from the notes thereto.

Section 4.7.2                         Internal Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed with management’s authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s authorization and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Neither Parent nor the Surviving Corporation may assert any claim for indemnification upon a breach of this Section 4.7.2 unless such breach was also accompanied by a material misstatement of related financial statements.

Section 4.7.3                         Books and Records.  The accounting books and records of the Company, in reasonable detail, accurately and fairly reflect the activities of the Company in connection with its business, and all financial information provided to Parent is in accordance therewith.

Section 4.7.4                         All Accounts Recorded.  The Company has not engaged in any transaction, maintained any bank account or used any corporate funds, except for transactions, bank accounts or funds which have been and are reflected in the normally maintained accounting books and records.

Section 4.7.5                         Corporate Records.  The Company’s stock records and minute books that have been made available to Parent fully reflect all minutes of meetings, resolutions and other material actions and proceedings of its stockholders and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock to the Company’s Knowledge and contain true, correct and complete copies of the Company Articles and the Company Bylaws and all amendments thereto through the date hereof.

Section 4.8                                   Absence of Certain Changes or Events.  Since February 1, 2004, except as specifically contemplated by, or as disclosed in, this Agreement or in Section 4.8 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) any action taken by the Company or any Company Subsidiary during the period from February 1, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 7.1.

Section 4.9                                   Employee Benefit Plans.

Section 4.9.1                         ERISA Plans.  Section 4.9.1 of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate (as defined below)) which are now or were within the past six years maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).  For purposes of this Section 4.9, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.  Except as set forth in Section 4.9.1 of the Company Disclosure Schedule, none of the Company or, to the Company’s Knowledge, any other Person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications applicable on or after January 1, 2000, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (G) all filings made with any Governmental Entity on or after January 1, 2000, including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

Section 4.9.2                         Compliance With Law.  Each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit

Plans as of the date of this Agreement have been timely made or, if not yet due, will be properly reflected on the Closing Balance Sheet.  With respect to the Company Benefit Plans, no event has occurred and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine contributions and premium payments, routine benefit liabilities and routine administrative expenses, in each case consistent with historical contributions, premium payments, benefit liabilities and administrative expenses with respect to each such Company Benefit Plan) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

Section 4.9.3                         Code Section 401 Plans.  Except as disclosed on Section 4.9.3 of the Company Disclosure Schedule:  (A) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination or opinion letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any additional liability whatsoever to the Company or the Company Benefit Plans (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Subtitle B of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent either there are insufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability will be reflected on the Closing Balance Sheet), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the Company’s Knowledge is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has at any time sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (G) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (H) all contributions and payments, if any, to such Company Benefit Plan are deductible under Code Sections 162 or 404, (I) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (J) no condition exists that could result in the imposition of an excise tax upon the Company under Chapter 43 of the Code.

Section 4.9.4                         [Intentionally Omitted].

Section 4.9.5                         Code Section 280G; Deductibility.  Except as set forth on Section 4.9.5 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  There are no payments or benefits that will be made or become payable to any employee, officer or director of the Company or any Company Subsidiary under this Agreement or any Company Benefit Plan as in effect as of the date hereof as a result of the consummation of the transactions contemplated by this Agreement (excluding any transaction contemplated by the Ancillary Agreements other than the Severance Agreements), including without limitation payment of the Management Bonuses and the Carveout Plan Termination Payment, for which the Company or such Company Subsidiary (as applicable) would be disallowed a federal or state income tax deduction, whether by reason of Sections 162 or 280G of the Code, corresponding state Law provisions or otherwise.  As of the Effective Time, the Management Bonus and the Carveout Plan Termination Payment shall have been fully earned by the Company employees receiving such payments.

Section 4.9.6                         Compliance with COBRA.  Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits.  No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.  The Company and each ERISA Affiliate are in material compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations (including proposed regulations) thereunder and any similar state law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

Section 4.9.7                         No Employee Plans.  No employee benefit plans, programs or other arrangements providing incentive compensation or other benefits similar to those provided under any Company Benefit Plan to any employee or former employee or dependent thereof is subject to the laws of any jurisdiction outside of the United States.

Section 4.9.8                         Termination of Certain Plans.  No later than the Effective Time, the Company’s Executive Nonqualified Excess Plan shall be terminated and the Company shall distribute in a single payment and/or transfer in their entirety to the plan participants the account balances and insurance policies described in Section 4.9.8 of the Company Disclosure Schedule.  Neither the termination of the Executive Nonqualified Excess Plan nor the distributions made pursuant to the previous sentence will result in any surrender fees, administrative costs or other fees to the Company.  In connection with such termination, the Company will obtain from each participant a release of any further obligation in respect of such plan.  At and after the Effective Time, the Company shall have no further obligations with regard to such plan.

Section 4.10                            Labor and Other Employment Matters.

Section 4.10.1                  Employees.  Section 4.10.1 of the Company Disclosure Schedule sets forth a true and complete list of all employees of the Company or any Company Subsidiary that earned total cash compensation in excess of One Hundred Thousand Dollars ($100,000) in the calendar year ended December 31, 2004.  Each of the Company and each Company Subsidiary is and at all times has been in compliance with all applicable Laws respecting labor, employment, employee classification, fair employment practices, terms and conditions of employment, independent contractors, child labor, work permits, workers’ compensation, occupational safety, plant closings, and wages and hours.  The Company is and at all times has been in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee of the Company or any Company Subsidiary hired after November 9, 1986.  None of Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business consistent with past practice and in compliance with applicable Law).  No employees of the Company or any Company Subsidiary is represented by a labor union, and neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement.

Section 4.10.2                  Employment Arrangements.  The Company has identified in Section 4.10.2 of the Company Disclosure Schedule and has made available to Parent true and complete copies (or with respect to undocumented severance programs and policies, written summaries thereof) of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary; (B) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees; and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions.  Except as set forth in Section 4.10.2 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or as a precondition together with any other event, such as termination of employment) (1) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or Affiliate from the Company or any Company Subsidiary or Affiliate under any Company Benefit Plan or agreement listed on Schedule 4.10.2, (2) significantly increase any benefits otherwise payable under any Company Benefit Plan or agreement listed on Schedule 4.10.2 or (3) result in any acceleration of the time of payment or vesting of any material benefits under any Company Plan or agreement listed on Schedule 4.10.2.  No individual who is a party to an employment agreement listed in Section 4.10.2 of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company or any Company Subsidiary has terminated employment or been terminated, and no notice of termination has been given by the Company or any Company Subsidiary to any such individual under circumstances that have given, or could give, rise to a severance obligation on the part of the Company under such agreement nor does any condition exist under which any such individual could terminate his or her employment with the Company or any Company Subsidiary and give rise to a severance obligation on the Part of the Company under such agreement.  Section 4.10.2 of the Company Disclosure Schedule sets forth the Company’s estimates of the amounts (including, without limitation, in the form of Taxes) payable by the Company or a Company Subsidiary to the executives listed therein under the Company Benefit Plans (other than any 401(k) Plan as defined in Section 7.12) and agreements set forth in Section 4.10.2 of the Company Disclosure Schedule by reason of the transactions contemplated by this Agreement assuming the employment of such executives is terminated at the Effective Time, which amounts shall be based on compensation data applicable as of the date of the Company Disclosure Schedule and the assumptions stated thereon and shall include, without limitation, any cash-out and any gross-up payments.

Section 4.10.3                  No Claims.  There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts thereunder which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

Section 4.11                            Contracts.  Section 4.11 of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all of the following categories of contracts to which the Company or any Company Subsidiary is a party or by which any of their assets are bound:

(A)                              contracts not made in the ordinary course of business;

(B)                                license agreements or royalty agreements involving any form of Intellectual Property, whether the Company is the licensor or licensee thereunder (excluding licenses that are commonly available on standard commercial terms, such as software “shrink-wrap” licenses);

(C)                                confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder), other than related to commercial transactions in the ordinary course of business that are not individually material;

(D)                               contracts or commitments involving future expenditures or Liabilities in excess of Twenty-Five Thousand Dollars ($25,000) after the date hereof or otherwise material to the Company or its business, other than purchases of Inventory in the ordinary course of business;

(E)                                 contracts or commitments relating to commission arrangements with others that are material to the Company or its business;

(F)                                 employment contracts, consulting contracts, severance agreements, “stay-bonus” agreements and similar arrangements, including contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of the Company or any Company Subsidiary or (B) that will result in the payment by, or the creation of any liability of the Company or the Surviving Corporation to pay any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(G)                                indemnification agreements, other than related to commercial transactions in the ordinary course of business that are not individually material;

(H)                               promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether the Company shall be the borrower, lender or guarantor thereunder and related to any lien on any of the Company’s assets (excluding credit provided by the Company in the ordinary course of business to buyers of its products and obligations to pay vendors in the ordinary course of business consistent with past practice);

(I)                                    contracts containing covenants limiting the freedom of the Company, or any officer, director, employee or Affiliate of the Company, to engage in any line of business or compete with any Person that relates directly or indirectly to the Company or its business;

(J)                                   any contract with the federal, state or local government or any agency or department thereof;

(K)                               any contract or other arrangement with a Related Party (excluding payments to stockholders as such);

(L)                                 leases of real property;

(M)                            leases of personal property involving annual payments of more than Ten Thousand Dollars ($10,000); and

(N)                               any other contract under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect.

Complete and accurate copies of all of the contracts listed in Section 4.11 of the Company Disclosure Schedule, including all amendments and supplements thereto, have been delivered to Parent.  Each contract, to which the Company or a Company Subsidiary is a party or by which any of their assets are bound, of the type described in this Section 4.11, whether or not set forth in Section 4.11 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.”  Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s Knowledge, each other party thereto, and in full force and effect, and the Company and each Company Subsidiary have performed all obligations required to be performed by them to the date hereof under each Company Material Contract and, to the Company’s Knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract.  None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound.  Section 4.11 of the Company Disclosure Schedule provides the Company’s good faith estimate of the additional costs which will accrue to the Company under the contracts described in clause (A) above as a result of the transactions contemplated by this Agreement or any Ancillary Agreement, and such estimate is, in the aggregate, accurate in all material respects.

Section 4.12                            Litigation.  There is no Action pending or, to the Company’s Knowledge, threatened or anticipated (A) against, relating to or affecting the Company, the Stockholder Representative or any of the Company’s assets employees as such, (B) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby, (C) with respect to which there is a reasonable likelihood of a determination which would prevent the Company from consummating the transactions contemplated hereby or (D) that involve any potential criminal liability.  None of the Actions, if adversely determined against the Company, its directors or officers, or any other Person could reasonably be expected to result in a loss to the Company, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000), provided that the foregoing threshold shall not apply to any Action that purports to be brought in a class or similar representative capacity.  To the Company’s Knowledge, there is no basis for any Action, which if adversely determined against the Company, its directors or officers, or any other Person could reasonably be expected to result in a loss to the Company, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000), provided that the foregoing threshold shall not apply to any Action that purports to be brought in a class or similar representative capacity.  There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company or its business or any of the Company’s assets.

Section 4.13                            Environmental Matters.

Section 4.13.1                  Compliance.  The Company and each Company Subsidiary (A) is in compliance with all, and is not subject to any liability, with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations and (C) is in compliance with their respective Environmental Permits.

Section 4.13.2                  No Violation.  None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

Section 4.13.3                  No Litigation.  None of the Company or any Company Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Company’s Knowledge, no investigation, litigation or other proceeding is pending or threatened with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

Section 4.13.4                  National Priorities List.  None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the Company’s Knowledge, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 4.14                            Intellectual Property.  The Company owns or has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company and each Company Subsidiary in substantially the same manner as such businesses are conducted on the date hereof (“Material Intellectual Property”).  Except as set forth in Section 4.14 of the Company Disclosure Schedule, (A) no written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property has been made by a third party and no such Material Intellectual Property is the subject of any pending or, to the Company’s Knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no Person or entity has given notice to the Company or any Company Subsidiary that the use of any Material Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (D) there exists no prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void or invalidate any Material Intellectual Property; and (E) the execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Intellectual Property or impair the right of Parent or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Material Intellectual Property.

Section 4.15                                Taxes.

Section 4.15.1                  Filed Tax Returns.  The Company and each Company Subsidiary has duly and timely filed all Tax Returns with the appropriate tax authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, complete and correct in all material respects.  All Taxes owed by the Company and each Company Subsidiary (whether or not shown on any Tax Return) have been paid.  No claim has ever been made by a tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

Section 4.15.2                  Unpaid Taxes.  The unpaid Taxes of the Company and each Company Subsidiary (A) did not, as of the date of the interim consolidated financial statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such interim consolidated financial statements (rather than in any notes thereto), and (B) will not exceed that reserve as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of the Company and each Company Subsidiary in filing their Tax Returns and the requirements of clause (7) of the definition of Net Working Capital in Section 3.7.1.

Section 4.15.3                  No Audits or Assessments.  There are no audits or other administrative proceedings or court proceedings presently pending or, to the Company’s Knowledge, threatened with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary and none of the Company or any Company Subsidiary has received any notice or announcement of any audits or proceedings.  No requests for waivers of time to assess any Taxes are pending and none of the Company or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.  No deficiencies for Taxes have been claimed, proposed or assessed in writing by any tax authority against the Company or any Company Subsidiary.  The Company has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of the Company, each Company Subsidiary and any predecessors for the years ended January 31, 2000, 2001, 2002, 2003 and 2004 and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary.  No power of attorney granted by the Company or any Company Subsidiary with respect to any Taxes is currently in force.

Section 4.15.4                  No Tax Liens.  There are no Tax liens upon any property or assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the face of the financial statements of the Company (including the Closing Balance Sheet).

Section 4.15.5                  Withholding.  The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

Section 4.15.6                  No Tax Sharing Agreements.  None of the Company or any Company Subsidiary is (A) a party to any Tax allocation or Tax sharing agreement (other than an agreement exclusively among the Company and the Company Subsidiaries) or (B) responsible for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise.

Section 4.15.7                  No Change in Status.  Neither the Company nor any Company Subsidiary has: (A) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any of the Company’s assets; (B) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (C) elected at any time to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code.

Section 4.15.8                  Controlled Person.  Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

Section 4.15.9                  No Listed Transactions.  Neither the Company nor any Company Subsidiary has entered into or participated in any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

Section 4.16                            Insurance.  The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). The data provided to Parent by the Company and its Representatives relating to such insurance coverage is true, correct and complete in all material respects.

Section 4.17                            Vote Required.  The affirmative vote of the holders of two–thirds of the Company Common Stock is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger, which stockholder vote shall be received by the Company and delivered to the Parent immediately after the execution and delivery by the Company of a counterpart signature page to this Agreement.

Section 4.18                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.19                            Approvals.  Section 4.19 of the Company Disclosure Schedule contains a list of all material approvals or consents relating to the Company’s business that are required to be given to or obtained by Company from any Person in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.20                            Product Liability.  The Company has committed no act, and there has been no omission by the Company, which is reasonably likely to result in, and there has been no occurrence relating to any product of the Company which is reasonably likely to result in, product liability (whether covered by insurance or not) on the part of the Company, with respect to products distributed, delivered or sold by the Company prior to the Effective Time.

Section 4.21                            Rental Contracts.  All Rental Contracts are valid, binding and enforceable against all parties thereto in accordance with their respective terms.  All Rental Contracts are in compliance with applicable state Law.  The data set forth in Exhibit 4.21 provided to Parent by the Company and its Representatives relating to the Rental Contracts is true, correct and complete in all material respects as January 31, 2005, and the update to such Exhibit to be provided by the Company at least five days prior to the Effective Time based on the most recent month-end prior thereto, will be true and correct in all material respects as of such month-end.

Section 4.22                                Real Estate.

Section 4.22.1                  General.  The Company owns or leases all real property necessary for the conduct of its business as presently conducted.

Section 4.22.2                  Owned Facilities.  Section 4.22.2 of the Company Disclosure Schedule sets forth all Facilities owned by the Company or to be acquired by it prior to the Effective Time.  With respect to each parcel of owned real property, except as set forth on Section 4.22.2 of the Company Disclosure Schedule, (A the Company has good and marketable fee simple title to such parcel of real property, free and clear of any and all Encumbrances other than Permitted Encumbrances, (B) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel of real property, except for those which constitute a Permitted Encumbrance, (C) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such parcel of real property or any portion thereof or interest therein, (D) there are no Persons (other than the Company) who are in possession of or who are using any such parcel of real property, except in connection with a Permitted Encumbrance, and (E) there is no (1) pending or, to the Company’s Knowledge, threatened condemnation proceeding relating to such parcel of real property, (2) pending or, to the Company’s Knowledge, threatened Action relating to such parcel of real property, or (3) other matter adversely affecting the current or currently proposed use, occupancy or value of, such parcel of real property in any material respect.

Section 4.22.3                  Leased Facilities.  Section 4.22.3 of the Company Disclosure Schedule sets forth all Facility Leases, true and correct copies of which have been delivered to Parent.  Such Facility Leases constitute all leases, subleases or other occupancy agreements pursuant to which the Company occupies or uses Facilities.  The Company has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all leased property described in such Facility Leases, free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the applicable Facility Lease therefor by the lessor.  With respect to each such property noted in the Facility Leases (A) there are no pending or, to the Company’s Knowledge, threatened condemnation proceedings relating to, or any pending or, to the Company’s Knowledge, threatened claims or actions relating to, the Company’s leasehold interests in such Facility Leases or any portion thereof, (B) neither the Company nor, to the Company’s Knowledge, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any Person the right to use or occupy such property or any portion thereof or interest therein, except in connection with a Permitted Encumbrance and (C) the Company has not received notice of any pending or threatened special assessment relating to such leased property or otherwise has any knowledge of any pending or threatened special assessment relating thereto.

With respect to each Facility Lease listed on Section 4.22.3 of the Company Disclosure Schedule, (A) there has been no material default under any such Facility Lease by the Company or, to the Company’s Knowledge, by any other party, (B) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause a material default under any such Facility Lease, (C) such Facility Lease is a valid and binding obligation of the lessor, is in full force and effect with respect to and is enforceable against the lessor in accordance with its terms, (D) no action has been taken by the Company, and no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Company without the consent of the Company under any such Facility Lease that is material to the Company, (E) no party has repudiated in writing to the Company any term thereof or threatened in writing to the Company to terminate, cancel or not renew any such Facility Lease that is material to the Company and (F) the Company has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

Section 4.22.4                  Certificate of Occupancy.  The Facilities have received all required approvals of Governmental Entities (including, without limitation, Company Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and has been operated and maintained in all material respects in accordance with applicable Law.

Section 4.22.5                  Utilities.  The Facilities are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of the Facilities as currently operated, and there is no condition which would reasonably be expected to result in the termination of the present access from the Facilities to such utility services.

Section 4.23                            Assets Necessary to Continue to Conduct Business.  Upon consummation of the transactions contemplated by this Agreement, Parent will obtain the resources necessary to conduct the Company’s business as currently conducted by Company and the Company Subsidiaries.  The Company’s business is conducted solely through Company and the Company Subsidiaries.  The Company owns, leases or otherwise has the right to use all assets and properties, and holds all rights, used in, or necessary to conduct, the Company’s business as currently conducted.

Section 4.24                                Accounts Receivable.  All accounts receivables arising under contracts to which the Company or any Company Subsidiary is a party (including, without limitation, Rental Contracts) represent bona fide claims against debtors for sales, services performed or other charges, and all the goods delivered and services performed that gave rise to such accounts receivable were delivered or performed in accordance with the applicable contract.  Since January 31, 2004, the Company has not altered its accounts receivable collection practices or policies.

Section 4.25                            Inventory.  The Inventory consists only of items of quality and quantity commercially usable and saleable or rentable in the ordinary course of business consistent with past practice (excluding items which would not materially adversely effect the value of the Inventory in the aggregate), and the present quantity of all Inventory is reasonable, in all material respects, in the present circumstances of the Company’s business.  Since February 1, 2004, the Company has not purchased or otherwise acquired, or sold, transferred or otherwise disposed of, any Inventory outside the ordinary course of business other than Inventory acquired in connection with acquisitions of businesses.

Section 4.26                            Purchase Commitments and Outstanding Bids.  As of the date of this Agreement, the aggregate of all contracts for the purchase of products or services by Company in connection with the Company’s business, other than in the ordinary course of business, does not exceed One Hundred Thousand Dollars ($100,000).  No outstanding purchase or outstanding lease commitment of Company presently is in excess of the normal, ordinary and usual requirements of the Company’s business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in Company’s business.  There are outstanding no pending obligations of Company in connection with the Company’s business to lease real property other than the Facility Leases.

Section 4.27                            Suppliers.  Section 4.27 of the Company Disclosure Schedule sets forth a complete and accurate list of the names of the ten (10) suppliers with the greatest dollar volume of sales to Company during the calendar year ended December 31, 2004, showing the approximate total purchases in dollars by Company from each such supplier during such calendar year.  Since December 31, 2004, there has been no adverse change in the business relationship of Company with any supplier named in Section 4.27 of the Company Disclosure Schedule.  The Company has not received any written communication from any supplier named in Section 4.27 of the Company Disclosure Schedule of any intention to return, terminate or materially reduce purchases from or supplies to the Company.

Section 4.28                            Foreign Corrupt Practices Act.  Neither the Company nor Company Subsidiaries nor any predecessor of the Company or Company Subsidiaries, nor to the Company’s Knowledge, any agent, employee or other Person associated with or acting on behalf of the Company or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.29                            Officers and Directors; Loans.  Section 4.29 of the Company Disclosure Schedule contains a true and complete list of all the officers and directors of the Company and each Company Subsidiary.  Section 4.29 of the Company Disclosure Schedule contains a true and complete list of all outstanding loans made to such officers and directors by the Company or any Company Subsidiary

Section 4.30                            Bank Accounts.  Section 4.30 of the Company Disclosure Schedule contains a list of all of the Company’s bank accounts, safe deposit boxes and Persons authorized to draw thereon or have access thereto.

Section 4.31                            No Other Agreements to Sell the Company.  Neither the Company nor any Company Subsidiaries nor any Stockholder has any legal obligation, absolute or contingent, to any other Person to sell the Company, its business, assets or any portion thereof or to sell any capital stock of Company or to effect any merger, consolidation or other reorganization of Company or to enter into any agreement with respect thereto, except pursuant to this Agreement.

Section 4.32                            Material Misstatements or Omissions.  The representations and warranties of the Company contained in this Agreement, the exhibits to this Agreement and the Company Disclosure Schedule, taken as a whole, do not, and will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained herein and therein not misleading.

Article 5.
Additional Representations and Warranties of the Stockholders

Except as set forth in the Company Disclosure Schedule, each of the Stockholders, severally and not jointly, hereby represents and warrants to Parent as set forth below.  The sections of the Company Disclosure Schedule are numbered to correspond to the various subsections of this Article 5, and no disclosure made in any particular section of the Company Disclosure Schedule shall be deemed made in any other section of the Company Disclosure Schedule unless expressly made therein (by cross-reference or otherwise) or it is reasonably apparent on its face that such disclosure applies to such other section of the Company Disclosure Schedule.

Section 5.1                                   Authority.  Each Stockholder, in each case, in his, her or its individual capacity only, has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which he, she or it is a party, to perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by such Stockholder, and no consent of any other Person is required to be obtained by such Stockholder in such individual capacity in connection therewith by virtue of such action by the Stockholder in his, her or its individual capacity.  This Agreement and each Ancillary Agreement to which such Stockholder is a party have been validly executed and delivered by such Stockholder and constitute a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their respective terms.

Section 5.2                                   No Conflict; Required Filings and Consents.  The execution and delivery by such Stockholder of this Agreement and each Ancillary Agreement to which such Stockholder is a party do not, and the performance by such Stockholder of this Agreement and each such Ancillary Agreement will not result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which such Stockholder is bound in his, her or its individual capacity.

Section 5.3                                   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of such Stockholder.

Article 6.
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company and the Stockholders as follows:

Section 6.1                                   Organization and Qualification; Subsidiaries.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except as would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 6.2                                   Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it.  The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (including approval by Parent as the sole stockholder of the Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement and each Ancillary Agreement to which Parent or the Merger Sub is a party have been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and

Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

Section 6.3                                   No Conflict; Required Filings and Consents.

The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance thereof by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Parent or Merger Sub, (B) assuming that all consents, approvals, authorizations and permits described in Section 6.3.2 have been obtained and all filings and notifications described in Section 6.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (C) require any consent or result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to any contract to which any of them is a party or by which any of their assets are bound.

The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except under the Exchange Act, the rules and regulations of the Exchange, the HSR Act, filing and recordation of the Articles of Merger as required by the MGCL.

Section 6.4                                   Ownership of Merger Sub; No Prior Activities.  Parent is the sole stockholder of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 6.5                                   Board Approval.  The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby.

Section 6.6                                   Financing.  Parent has furnished to the Company a copy of the form of Third Amendment to Second Amended and Restated Loan and Security Agreement, which amends the Second Amended and Restated Loan and Security Agreement by and among Wells Fargo Retail Finance, LLC, as arranger and agent, the lenders party thereto, Parent and certain Affiliates of Parent (as amended, the “Credit Agreement”).  The funds covered by the Credit Agreement, together with the funds of Parent and its Affiliates, are sufficient to pay in full the

Purchase Price at the Effective Time.  Assuming the Effective Time occurs during the month of April 2005, as of the date of this Agreement, Parent believes that the amount that it will be required to draw under the Credit Agreement to fund its obligations hereunder on the date of the Effective Time will be $60 million or less.

Section 6.7                                   Brokers.  No broker, finder or investment banker (other than William Blair & Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Article 7.
Covenants and Agreements

Section 7.1                                   Conduct of Business by the Company Pending the Effective Time.  The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 7.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations to preserve substantially intact its business organization.  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 7.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

Section 7.1.1                             amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

Section 7.1.2                             (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale, lease, rental or purchase of Inventory in the ordinary course of business consistent with past practice or (C) enter into any commitment or transaction outside the ordinary course of business consistent with past practice:

Section 7.1.3                             declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

Section 7.1.4                             reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

Section 7.1.5                             (A)  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of Inventory in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of Twenty-Five Thousand Dollars ($25,000), or in the aggregate not in excess of Fifty Thousand Dollars ($50,000), for the Company and the Company Subsidiaries taken as a whole, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business under the Company’s existing line of credit with Bank of America, N.A., (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (D) make or authorize any capital expenditure in excess of the Company’s budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not in excess of One Hundred Thousand Dollars ($100,000) in the aggregate for the Company and the Company Subsidiaries taken as a whole, or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 7.1.5;

Section 7.1.6                             except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.11 of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or key employees; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other key employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or key employee, except to the extent required by applicable Law; (C) make any bonus or similar payments, except that the Company may pay the Management Bonus and the Carveout Plan Termination Payment in accordance with Section 7.1.6 of the Company Disclosure Schedule; or

(D) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan.

Section 7.1.7        (A) pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate for the Company and the Company Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms; provided, however, that the Company shall not prepay or otherwise accelerate any payments with respect to the Indebtedness, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or (D) vary the Company’s Inventory practices in any material respect from the Company’s past practices;

Section 7.1.8        make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP;

Section 7.1.9        waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

Section 7.1.10      (A) make or change any material Tax election, (B) settle or compromise any material liability for Taxes, (C) enter into any Tax sharing, Tax indemnity or closing agreement or (D) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Tax with any taxing authority;

Section 7.1.11      modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

Section 7.1.12      write up, write down or write off the book value of any assets, except for depreciation and amortization in accordance with GAAP consistently applied;

Section 7.1.13      take any action to exempt or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or entity (other than Parent, Merger Sub and any Parent Subsidiary) or any action taken thereby, which Person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

Section 7.1.14      take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 8 not being satisfied; or

Section 7.1.15      authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 7.2            Cooperation Generally.  The Company and Parent shall coordinate and cooperate in connection with (A) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (B) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents, approvals or waivers.  Parent shall use its commercially reasonable efforts to obtain the financing contemplated by the Credit Agreement and shall not intentionally take any action for the principal purpose of causing the financing contemplated by the Credit Agreement to be unavailable at the Effective Time.

Section 7.3            Access to Information; Confidentiality.

Section 7.3.1        From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Representatives”) to: (A) provide to Parent and Merger Sub and their Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request.  No investigation conducted pursuant to this Section 7.3.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement; provided, however, that nothing contained in this Section 7.3.1 shall require the Company or any Company Subsidiary to provide Parent, Merger Sub or their Representatives with access to the Company’s or any Company Subsidiary’s personnel, facilities or books and records in accordance with subsection (A) of this Section 7.3.1, or with Company or Company Subsidiary information in accordance with subsection (B) of this Section 7.3.1, if such access or information would cause, in the good faith belief of the Company’s Board of Directors upon receipt of advice of counsel, the Company to lose the benefit of any attorney-client privilege, work product doctrine, or similar privilege or doctrine so long as the Company or relevant Company Subsidiary shall have in good faith endeavored to arrive at a substitute arrangement, such as a joint defense or similar agreement, to provide the required access without waiver of the relevant privilege or doctrine.

Section 7.3.2        With respect to the information disclosed pursuant to Section 7.3.1, the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated October 7, 2004, by and between the Company and Parent (the “Confidentiality Agreement”) attached hereto as Exhibit 7.3.2.

Section 7.4            No Solicitation of Transactions.

Section 7.4.1        None of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company’s control, other Affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.  Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

Section 7.4.2        The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person and its Affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, and shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

Section 7.5            Appropriate Action; Consents; Filings.

Section 7.5.1        The Company and Parent shall use their commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (1) the Exchange Act, and any other applicable federal or state securities Laws, (2) the HSR Act and (3) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and provided that nothing in this Section 7.5.1 shall require Parent, Company or any Company Subsidiary to agree to (a) the imposition of conditions, (b) the requirement of divestiture of assets or property or (c) the requirement of expenditure of money by Parent to a third party in exchange for any such consent.  The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.  Parent shall pay the filing fee under the HSR Act, provided that each Party will pay its own Expenses in connection with complying with the HSR Act.

Section 7.5.2        The Parties shall comply with their respective covenants and obligations set forth in Exhibit 7.5.2 related to the Facility Leases.  The Parties expressly agree that Exhibit 7.5.2 shall constitute a part of, and be fully incorporated into, this Agreement as if fully set forth herein for all purposes.

Section 7.5.3        The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time.  In the event that any Party shall fail to obtain any third party consent described in the first sentence of this Section 7.5.3, such Party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by the other Party, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.  Notwithstanding the foregoing, this Section 7.5.3 shall not apply to third party notices or third party consents relating to the Facility Leases covered by Section 7.5.2.

Section 7.5.4        From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the Company’s Knowledge, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (A) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

Section 7.6            Certain Notices.  From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Party of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

Section 7.7            Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the Exchange.

Section 7.8            Repayment of Officer and Director Loans.  At the Effective Time, each officer and director of the Company and/or a Company Subsidiary shall repay in cash all outstanding loans made to such officer by the Company or any Company Subsidiary.

Section 7.9            Tax Matters.

Section 7.9.1        Tax Return Filing for Periods Ending on or before the Effective Time.  Parent shall prepare or cause to be prepared and file or cause to be filed on a basis consistent with past practice of the Company (but only to the extent such past practice does not violate any Law or accounting rule) all Tax Returns for the Company and any Company Subsidiary for all periods ending on or prior to the Effective Time which are due to be filed after the Effective Time, and shall present such Tax Returns to the Stockholder Representative for review at least fifteen (15) Business Days before the date on which such Tax Returns are required to be filed (or if the filing due date is within forty-five (45) days following the Effective Time, as promptly as practicable following the Effective Time).  If the Stockholder Representative, within ten (10) Business Days after receipt of any such Tax Return, notifies Parent in writing that he objects to any of the items in such Tax Return, Parent and the Stockholder Representative shall attempt in good faith to resolve the dispute, and, if they are unable to do so, the disputed items shall be submitted to the Independent Auditor for determination of the disputed items prior to the filing deadline of such Tax Returns. The Stockholders shall pay to Parent, within ten (10) Business Days after the date on which Taxes are paid with respect to such periods, that amount equal to such Taxes of the Company and each Company Subsidiary with respect to such periods, except to the extent that such Taxes are reflected in the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.  Notwithstanding the foregoing, the Stockholder Representative shall prepare or cause to be prepared at its sole expense and on a basis consistent with past practice of the Company (but only to the extent such past practice does not violate any Law or accounting rule) federal and state income Tax Returns of the Company and any Company Subsidiary for the fiscal year ended January 31, 2005 (the “2004 Tax Returns”).  With regard to any 2004 Tax Return to be prepared by the Stockholder Representative pursuant to this Section 7.9.1, the Stockholder Representative shall provide a copy of such Tax Return to the Parent (with copies to its Chief

Financial Officer and Chief Administrative Officer) not less than ten (10) Business Days prior to the date the related Tax Return is to be filed and make available to Parent all supporting data that Parent shall reasonably request.  If Parent, within ten (10) Business Days after receipt of any such Tax Return, notifies the Stockholder Representative in writing that it objects to any of the items in such Tax Return, Parent and the Stockholder Representative shall attempt in good faith to resolve the dispute, and, if they are unable to do so, the disputed items shall be submitted to the Independent Auditor for determination of the disputed items prior to the filing deadline in the case of any such Tax Returns.  Upon compliance with the procedures set forth in the immediately preceding two sentences (including, as required, any determination by the Independent Auditor), Parent shall cause a duly authorized officer of the Company to sign and file the related Tax Return, it being expressly understood that the Stockholder Representative shall have no independent authority under agency or any other theory to execute any Tax Return on behalf of the Company from and after the Effective Time.

Section 7.9.2        Tax Returns for Straddle Periods.  Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and any Company Subsidiary for Straddle Periods and shall present such Tax Returns to the Stockholder Representative for review at least fifteen (15) Business Days before the date on which such Tax Returns are required to be filed (or if the filing due date is within forty-five (45) days following the Effective Time, as promptly as practicable following the Effective Time).  If the Stockholder Representative, within ten (10) Business Days after receipt of any such Tax Return, notifies Parent in writing that he objects to any of the items in such Tax Return, Parent and the Stockholder Representative shall attempt in good faith to resolve the dispute, and, if they are unable to do so, the disputed items shall be submitted to the Independent Auditor for determination prior to the filing deadline of such Tax Returns.  The Stockholders shall pay to Parent within ten (10) Business Days after the date on which Taxes are paid with respect to such Straddle Periods, that amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending at the Effective Time, except to the extent that such Taxes are reflected in the accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of Closing Balance Sheet.  For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 10.2.3 hereof.

Section 7.9.3        Special Procedures to Apply to Deduction of the Management Bonus and Carveout Plan Termination Payment.  Notwithstanding the provisions of Section 7.9.1, the Stockholder Representative shall prepare or cause to be prepared at its sole expense and on a basis consistent with past practice of the Company (but only to the extent such past practice does not violate any Law or accounting rule) federal and state income Tax Returns of the Company and any Company Subsidiary for the period from February 1, 2005 through the Effective Time (each a “Stub Period Return”), certain of which Tax Returns the Parties acknowledge will include a compensation expense deduction for the payments and payroll taxes (A) related to the Tax Adjusted Management Bonus Amount in the expected amount of $5,580,000 and (B) the Carveout Plan Termination Payment in the expected amount of approximately $1,150,000 (together, the “Bonus Deduction”).  In each instance in which a Stub Period Return includes the Bonus Deduction, at the time of filing of the return, a reasonably detailed calculation will be prepared by the Stockholder Representative of the income Tax due with, and without, the Bonus Deduction (each a “Stub Period Tax Benefit Calculation”).  Parent shall pay to the Stockholder Representative for the benefit of the Stockholders within ten (10) Business Days after the later of the date on which a given Stub Period Return is filed and the related Stub Period Tax Benefit Calculation is approved (as set forth below), an amount equal to (a) in the case of federal income Taxes, the full amount of reduction in federal income Taxes due to the Bonus Deduction as reflected in the Stub Period Tax Benefit Calculation, and (b) in the case of any state income Taxes, the full amount of reduction in state income Taxes due to the Bonus Deduction as reflected in the Stub Period Tax Benefit Calculation, multiplied by a factor equal to one minus the maximum marginal federal income Tax rate then applicable to corporations provided for in the Code, presently 35% (the “General Tax Benefit Factor”).  If by virtue of including the Bonus Deduction in a Stub Period Return, the full amount of such Bonus Deduction cannot be utilized and a resulting net operating loss carryover is created, to the extent permitted by applicable Law, the Stockholder Representative may if it elects prepare or cause to be prepared at its sole expense and on a basis consistent with past practice of the Company (but only to the extent such past practice does not violate any Law or accounting rule) amended federal and state income Tax Returns of the Company for one or more periods prior to the period covered by the Stub Period Returns solely for the purpose of requesting refunds by virtue of the carryback to a prior period of any net operating loss deduction caused by the inability to utilize fully the Bonus Deduction in a Stub Period Return (each a “Carryback Tax Return”).  Upon receipt by the Company of a cash payment from a taxing authority in respect of a Carryback Tax Return, Parent shall cause the Company to pay to the Stockholder Representative for the benefit of the Stockholders an amount equal to (x) in the case of federal income Taxes, the full amount of the refund resulting from the filing of the Carryback Tax Return, and (y) in the case of any state income Taxes, the full amount of the refund resulting from the Carryback Return, multiplied by the General Tax Benefit Factor.  With regard to any Stub Period Tax Return, Carryback Tax Return or Stub Period Tax Benefit Calculation to be prepared by the Stockholder Representative pursuant to this Section 7.9.3, the Stockholder Representative shall provide a copy of such Tax Return or calculation, as the case may be, to the Parent (with copies to its Chief Financial Officer and Chief Administrative Officer) not less than ten (10) Business Days prior to the date the related Tax Return is to be filed and make available to Parent all supporting data that Parent shall reasonably request.  If Parent, within ten (10) Business Days after receipt of any such Stub Period Tax Return, Carryback Tax Return or Stub Period Tax Benefit Calculation, notifies the Stockholder Representative in writing that it objects to any of the items in such Tax Return or Stub Period Tax Benefit Calculation, Parent and the Stockholder Representative shall attempt in good faith to resolve the dispute, and, if they are unable to do so, the disputed items shall be submitted to the Independent Auditor for determination of the disputed items prior to the filing deadline in the case of any such Tax Returns or as promptly as reasonably practicable in the case of a Stub Period Tax Benefit Calculation.  Upon compliance with the procedures set forth in the immediately preceding two sentences (including, as required, any determination by the Independent Auditor), Parent shall cause a duly authorized officer of the Company to sign and file the related Stub Period Tax Return or Carryback Tax Return, as the case may be, it being expressly understood that the Stockholder Representative shall have no independent authority under agency or any other theory to execute any Tax Return on behalf of the Company from and after the Effective Time.  Any amount payable by Parent to the Stockholder Representative pursuant to this Section 7.9.3 shall be paid without offset or deduction of any kind (other than in respect of a claim pending pursuant to Section 10.2.3 at the time after the Escrowed Funds have been fully disbursed or reserved) to the Stockholder Representative for the benefit of the Stockholders and shall be deemed an adjustment to the Purchase Price.  The sole and exclusive purpose of this Section 7.9.3 is to document the agreement by Parent to cooperate with the Stockholder Representative on behalf of the Stockholders to obtain the income tax benefit of the Bonus Deduction, it being expressly understood that (1) such agreements do not limit, waive, modify, or otherwise change in any way the representations, warranties and indemnities provided by the Stockholders in respect of Tax matters, (2) by virtue of Section 4.9.5 the Stockholders have expressly represented that each element of the Bonus Deduction is a valid and proper deduction for federal and applicable state income Tax purposes and (3) if for any reason the Bonus Deduction or any portion thereof is disallowed after one or more payments have been made in respect of the Tax benefit of such deduction hereunder, the related Damages shall be deemed to involve Taxes, shall be subject to indemnification in accordance with the provisions of Section 10.2.3 and shall not be subject to any of the limitations set forth in Section 10.4.

Section 7.9.4        Special Procedures to Apply to Personal Property Taxes.  Notwithstanding the provisions of Sections 7.9.1 and 7.9.2, the Stockholders shall not pay or be responsible for any personal property Taxes of the Company or any Company Subsidiary it such personal Property Taxes are due after the Effective Time.

Section 7.9.5        Cooperation on Tax Matters.  Parent, the Stockholder Representative, the Stockholders, the Company and each Company Subsidiary shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Following the Effective Time, the Company and the Surviving Corporation shall not, and shall not cause or permit any of their Subsidiaries to, file any amendment or adjustment to any Tax Return with respect to taxable periods or portions thereof ending on or prior to the Effective Time without Parent’s and Stockholder Representative’s prior written consent, which, in each case, shall not be unreasonably withheld or delayed.

Section 7.9.6        Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 7.9.7        FIRPTA Certificate.  The Company shall have delivered to Parent a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Effective Time.

Section 7.9.8        Forms W-9.  Prior to a Stockholder’s receipt of payment of the amounts to which such holder has a right to receive pursuant to the provisions of Article 3, each such holder shall have delivered to Parent a properly completed and duly executed IRS Form W-9 or IRS Form W-8BEN (or suitable substitute form) establishing an exemption from backup withholding.

Section 7.10         Company’s Auditors.  The Company and the Stockholders will use commercially reasonable efforts to cause its management and independent auditors, to facilitate on a timely basis (A) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations and (B) the review of any Company or predecessor audit work papers, including, as applicable, the review of selected interim financial statements and data.

Section 7.11         Confidential Information.  Each of the Stockholders acknowledges that Parent is acquiring in the Merger information that constitutes trade secrets.  Such trade secret information includes, without limitation, information related to customers, including customer lists, the identities of existing, past or prospective customers, prices charged or proposed to be charged to customers, the quantity and quality of customary mail, customer contacts, special customer requirements and all related information, marketing techniques, compilations of information, copyrightable material and technical information (collectively, “Confidential Information”).  None of the Stockholders shall directly or indirectly disclose to any Person other than the duly authorized Representatives of Parent or use for their benefit (other than as an employee of the Company) any of the Confidential Information, except as may be required by law or by a court or arbitrator.

Section 7.12         Treatment of Company Benefit Plans.  Unless Parent directs otherwise in writing, the Company Board shall adopt resolutions terminating, effective at least two (2) days prior to the Effective Time, any Company Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Company Benefit Plan, a “401(k) Plan”) together with any other Company Benefit Plan designated in writing by Parent that is a “welfare plan” within the meaning of Section 3(1) of ERISA.  At or prior to the Effective Time, the Company shall provide Parent (A) executed resolutions of the Company Board authorizing such termination(s), (B) an executed amendment to each such 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder and (C) an executed amendment to each such 401(k) Plan providing that distributions from such plan shall be made solely in the form of a lump sum and that any other forms of distribution shall cease to be available.  Parent shall take all commercially reasonable efforts to cause the Parent 401(k) Plan to accept as “eligible rollover distributions” within the meaning of Section 402(c) of the Code the account balances of participants in the Company’s 401(k) Plan immediately before the Effective Time who become participants in the Parent 401(k) Plan following the Effective Time that are distributed in connection with the termination of the Company’s 401(k) Plan.

Section 7.13         Delivery of Ancillary Agreements.  Without limiting any of the covenants contained in this Agreement, each party to an Ancillary Agreement agrees on the Closing Date to execute and deliver all such Ancillary Agreements to which such Person is a party.

Section 7.14         Payment of William Blair Fees.  Parent acknowledges and agrees that it is solely responsible for the payment of the investment banking fees of William Blair & Company LLC.

Section 7.15         Termination of Retirement Agreement.  The Company and Lawana J. O’Brien hereby confirm that the “Retirement Agreement” by and between them has terminated with no further payments or other obligations due thereunder.

Article 8.

Closing Conditions

Section 8.1            Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

Section 8.1.1        No Order.  No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.

Section 8.1.2        HSR Act.  Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.

Section 8.1.3        Extension of Warehouse Lease.  The Company and MACBEN, LLC shall have entered into an extension of the Facility Lease for the Company’s warehouse located at 4626 Wedgwood Boulevard, Frederick, Maryland, which extension shall be reasonably acceptable in form and substance to Parent and shall contain only the following material provisions:  (A) the term of such extension shall be five years, subject to the Company’s right to terminate upon 12 months’ prior notice given not earlier than the first day of such extension period; (B) the rent shall not be increased (other than through continuation of the existing standard CPI adjustment); and (C) the Warehouse Building Management Agreement, dated as of January 3, 2001, by and between the Company and MACBEN, LLC shall not be terminated and shall be extended on the same terms as such Facility Lease.

Section 8.2            Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 8.2.1        Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement that are qualified by materiality shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).  Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 8.2.2        Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it at or prior to the Effective Time.  Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 8.2.3        Consents and Approvals.  (A) All consents, approvals and authorizations of any Person or Governmental Entity required to be set forth in Section 4.5 or Section 6.3 or the related sections of the Company Disclosure Schedule (other than the consents of landlords under the Facility Leases pursuant to Section 7.5.2) shall have been obtained in each case, without (1) the imposition of conditions, (2) the requirement of divestiture of assets or property or (3) the requirement of expenditure of money by Parent to a third party in exchange for any such consent and (B) the conditions to the obligations of Parent set forth in Exhibit 7.5.2 regarding the Facility Leases shall have been satisfied with respect to all consents, releases and amendments referred to therein in accordance with the provisions of Exhibit 7.5.2 and shall be reasonably acceptable in form and substance to Parent.

Section 8.2.4        Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 8.2.5        Court Proceedings.  No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (B) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof or (C) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

Section 8.2.6        Ancillary Agreements.  Parent shall have received executed copies of each of the Ancillary Agreements, and each of such Ancillary Agreements shall be in full force and effect.

Section 8.2.7        Resignation of Officers and Directors.  Each director and officer of the Company whom Parent has requested resign pursuant to Section 2.5 shall have tendered his or her resignation, and the Company shall have delivered a copy of all such resignations to Parent.

Section 8.2.8        Results for Year Ended January 31, 2005.  The Company’s audited consolidated financial statements for the year ended January 31, 2005 shall have been delivered to Parent, and the Company’s Adjusted Pre-Tax Net Income derived from such financial statements shall be no less than Eight Million Five Hundred Thousand Dollars ($8,500,000).

Section 8.2.9        Employment Status of Kenneth O’Brien.  Kenneth O’Brien shall not have ceased to be an employee of the Company or suffered any event which with the passage of time would constitute Disability (as defined in the Employment Agreement)

Section 8.2.10      Release of Lien on Warehouse.  Parent shall have received a release in form and substance reasonably acceptable to Parent of the Company’s guarantee relating to the warehouse facility located at 4626 Wedgwood Boulevard, Frederick, Maryland.

Section 8.2.11      Financing.  Parent shall have obtained, through the Credit Agreement or otherwise, financing sufficient to pay in full the Purchase Price at the Effective Time.

Section 8.2.12      Termination of Rights Under Investors Agreement.  Parent shall have received an acknowledgement in form and substance reasonably acceptable to Parent of the termination of rights under the Investors Agreement from each of Kenneth M. O’Brien, Anthony Jacobs and Simon Jacobs.

Section 8.3            Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 8.3.1        Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement and each Ancillary Agreement that are qualified by materiality shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).  The Company shall have received a certificate of an officer of Parent to that effect.

Section 8.3.2        Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by them at or prior to the Effective Time.  The Company shall have received a certificate of an officer of Parent to that effect.

Section 8.3.3        Consents and Approvals.  (A) All consents, approvals and authorizations of any Governmental Entity set forth in Section 4.5.2 or Section 6.3.2, or required to be set forth in the related sections of the Company Disclosure Schedule shall have been obtained and (B) the conditions to the obligations of the Company set forth in clause (b) of Section A and Section D of Exhibit 7.5.2 regarding the Facility Leases shall have been satisfied.

Section 8.3.4        Ancillary Agreements.  The parties to the Ancillary Agreements (other than Parent) shall have received executed copies of each of the Ancillary Agreements to which such Person is a party, and each of such Ancillary Agreements shall be in full force and effect.

Article 9.

Termination, Amendment and Waiver

Section 9.1            Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties:

Section 9.1.1        By mutual written consent of Parent and the Company;

Section 9.1.2        By either the Company or Parent if the Merger shall not have been consummated prior to April 15, 2005; provided, however, that such date may, from time to time, be extended (A) by the Company (by written notice thereof to Parent) up to and including May 15, 2005 in the event all conditions to effect the Merger other than those set forth in Sections 8.1.2, 8.2.3 and 8.2.5 have been or are capable of being satisfied at the time of each such extension and the conditions set forth in Sections 8.1.2, 8.2.3 and 8.2.5 have been or are reasonably capable of being satisfied on or prior to May 15, 2005 or (B) by Parent (by written notice thereof to the Company) up to and including May 31, 2005 in the event all conditions to effect the Merger other than those set forth in Sections 8.1.2, 8.2.3, 8.2.4 or 8.2.5 (the “Regulatory and Consent Conditions”) have been or are capable of being satisfied at the time of each such extension and the Regulatory and Consent Conditions have been or are reasonably capable of being satisfied on or prior to May 31, 2005, provided further that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

Section 9.1.3        By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this

Agreement or any Ancillary Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the Parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 7.5);

Section 9.1.4        By Parent, (A) if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within ten (10) Business Days after written notice thereof or if (B)(1) there shall be breached any covenant or agreement on the part of a Party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of a Party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is qualified as to materiality shall have become untrue or (3) any representation or warranty of a Party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is not so qualified shall have become untrue in any material respect, (C) such breach or misrepresentation is not cured within ten (10) Business Days after written notice thereof and (D) such breach of misrepresentation would cause the conditions set forth in Section 8.2.1 or Section 8.2.2 not to be satisfied; or

Section 9.1.5        By the Company, if (A)(1) Parent or Merger Sub has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is qualified as to materiality shall have become untrue or (3) any representation or warranty of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within ten (10) Business Days after written notice thereof and (C) such breach or misrepresentation would cause the conditions set forth in Section 8.3.1 or Section 8.3.2 not to be satisfied.

Section 9.2            Effect of Termination.

Section 9.2.1        Limitation on Liability.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (A) with respect to Section 7.7, this Section 9.2 and Article 11 and (B) with respect to any liabilities or damages incurred or suffered by a Party as a result of the intentional and material breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

Section 9.2.2          Parent Expenses.  Parent and the Company agree that if this Agreement is terminated pursuant to the terms of subsections (B), (C) and (D) of Section 9.1.4, then the Company shall pay Parent, as the sole and exclusive remedy of Parent with respect to the breaches set forth in subsections (B), (C) and (D) of Section 9.1.4 (other than an intentional and material breach on the part of the Company), an amount equal to the sum of Parent’s Expenses up to an amount equal to One Million Dollars ($1,000,000).

Section 9.2.3        Company Expenses.  Parent and the Company agree that if this Agreement is terminated pursuant to Section 9.1.5, then Parent shall pay to the Company, as the sole and exclusive remedy of the Company with respect to the breaches set forth in subsections (A), (B) and (C) of Section 9.1.5 (other than an intentional and material breach on the part of Parent) an amount equal to the sum of the Company’s Expenses up to an amount equal to One Million Dollars ($1,000,000) (but without duplication of any payment made pursuant to the next sentence).  Parent and the Company further agree that if (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1.2, (B) at the time of such termination the conditions specified in Sections 8.1 and 8.2.1 through 8.2.10 had been satisfied or (in the case of the conditions specified in Sections 8.2.1, 8.2.2, 8.2.3, 8.2.6 and 8.2.7) were reasonably capable of being satisfied at a Closing held on or prior to such date, and (C) the condition specified in Section 8.2.11 has not been satisfied, then Parent shall pay to the Company, as the sole and exclusive remedy of the Company with respect to the failure of the Parent to achieve the condition set forth in Section 8.2.11 (other than an intentional and material breach or failure on the part of Parent), an amount equal to the sum of the Company’s expenses up to an amount equal to One Million Dollars ($1,000,000) (but without duplication of any payment made pursuant to the immediately preceding sentence).

Section 9.2.4        Payment of Expenses.  Payment of Expenses pursuant to Section 9.2.2 or Section 9.2.3 shall be made not later than three Business Days after delivery to the other Party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the Party entitled to receive payment (which itemization may be supplemented and updated from time to time by such Party until the 30th Business Day after such Party delivers such notice of demand for payment).

Section 9.2.5        All Payments.  All payments under this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by the Party entitled to receive payment.

Article 10.
Indemnity; Remedies

Section 10.1         Survival of Representations.  All of the representations and warranties of the Company and the Stockholders contained in this Agreement shall have been accurate as of the date of this Agreement and as of the Effective Time, and all such representations and warranties shall survive the Effective Time until the 18-month anniversary of the Effective Time; provided, however, that (A) the representations and warranties made in Sections 4.9 (Employee Benefit Plans), 4.10 (Labor and Other Employment Matters), 4.13 (Environmental Matters) and 4.15 (Taxes) shall survive until 60 calendar days after the expiration of the applicable statute of limitations and (B) the representations and warranties made in Sections 4.3 (Capitalization), 4.4.1 (Authority), 5.1 (Authority) and 5.2 (No Conflict) shall survive indefinitely.  All of the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate as of the date of this Agreement and as of the Effective Time, and all such representations and warranties shall survive the Effective Time until the 18-month anniversary of the Effective Time; provided, however, that the representations made in Sections 6.2 (Authority) and 6.5 (Board Approval) shall survive indefinitely.  Except as set forth herein, all of the covenants, agreements and other obligations of the Parties shall survive indefinitely.  Notwithstanding anything herein to the contrary, any representation, warranty, covenant, agreement or obligation which is the subject of a claim which is asserted in writing and in reasonable detail prior to the expiration of the applicable period set forth above, shall survive with respect to such claim until the final resolution thereof.

Section 10.2         Indemnification

Section 10.2.1      Indemnification by Stockholders.  From and after the Effective Time, and subject to the other provisions of this Article 10, each of the Stockholders agrees, jointly and severally, to fully defend, indemnify and hold Parent and the Surviving Corporation and each of their respective officers, directors, employees and Affiliates (each, a “GC Indemnified Party”) harmless from and against any and all Damages as a result of (A) any inaccuracy or breach of any representation or warranty contained in Article 4 of this Agreement or any covenant or agreement of the Company or the Stockholders contained in this Agreement or any instrument delivered by the Company or the Stockholder Representative hereunder or thereunder (but excluding any information regarding projections separate from this Agreement) or (B) any liability relating to the repurchase by the Company or any Affiliate of the Company of Company Common Stock, Company Preferred Stock or other Equity Interest of the Company prior to the Effective Time.

Section 10.2.2      Indemnification by Stockholders.  From and after the Effective time, and subject to the other provisions of this Article 10, each of the Stockholders agrees, severally and not jointly, to fully defend, indemnify and hold each GC Indemnified Party harmless from and against any and all Damages as a result of any inaccuracy or breach of any representation or warranty of such Stockholder contained in Article 5 of this Agreement.

Section 10.2.3      Tax Indemnification by Stockholders.  From and after the Effective time, and subject to the other provisions of this Article 10, each of the Stockholders agrees, jointly and severally, to fully defend, indemnify and hold the GC Indemnified Parties harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (A) any Taxes of any of the Company and each Company Subsidiary with respect to any Tax year or portion thereof ending on or before the Effective Time (or for any Straddle Period, to the extent allocable (as determined in the following sentence) to the portion of such Straddle Period ending on the Effective Time), except to the extent that such Taxes are reflected in the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, (B) the unpaid Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and (C) the disallowance by any relevant federal or state taxing authority of a deduction by the Company or any Company Subsidiary in respect of any payment made or benefit that becomes available to any employee, officer or director of the Company or any Company Subsidiary of any

Bonus Deduction or any portion thereof, whether by reason of Sections 162 or 280G of the Code or otherwise to the extent the Tax benefit of such deduction has been paid by Parent or the Company to the Stockholder Representative pursuant to Section 7.9.3.  For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Effective Time shall (1) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Effective Time and the denominator of which is the number of days in the entire Tax period and (2) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Effective Time.  Notwithstanding the provisions of this Section 10.2.3, the Stockholders shall not have any indemnification obligation to the GC Indemnified Parties for personal property Taxes of the Company or any Company Subsidiary that are due after the Effective Time (irrespective of whether such personal property taxes related to pre-Effective Time Tax periods).

Section 10.2.4      Indemnification by Parent.  From and after the Effective Time, and subject to the other provisions of this Article 10, each of Parent and the Surviving Corporation agrees, jointly and severally, to fully defend, indemnify and hold each of the Stockholders (each, a “Music & Arts Indemnified Party”) harmless from and against any and all Damages as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of Parent or Merger Sub, in each case contained this Agreement, any Ancillary Agreement or any instrument delivered by Parent or Merger Sub hereunder or thereunder.

Section 10.2.5      Investigation.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 10.2.6      Tax Indemnification by Parent.  Each of Parent and the Surviving Corporation agrees, jointly and severally, to fully defend, indemnify and hold each Music & Arts Indemnified Party harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (A) any Taxes of any of the Company and each Company Subsidiary with respect to any Tax year beginning after the Effective Time (or for any Straddle Period, to the extent allocable (as determined in the following sentence) to the portion of such Straddle Period beginning after the Effective Time) and (B) all personal property Taxes of the Company or any Company Subsidiary that are due to be paid after the Effective Time (irrespective of whether such personal property Taxes relate to pre-Effective Time Tax periods).  For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period beginning after the Effective Time shall (1) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period beginning after the Effective Time and the denominator of which is the number of days in the entire Straddle Period and (2) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Straddle Period began after the Effective Time.

Section 10.2.7      Procedures for Claims.  If a claim for Damages (a “Claim”) is to be made by a Person entitled to indemnification hereunder, the Person claiming such indemnification (the “Indemnified Party”) shall give written notice (a “Claim Notice”) to the indemnifying Person (the “Indemnifying Party”) reasonably promptly after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2, provided that if the Indemnified Party is a Music & Arts Indemnified Party, such Claim Notice shall only be valid if it is delivered by the Stockholder Representative.  The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the Indemnifying Party demonstrates actual material damage caused by such failure.  In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”), if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under the terms of its indemnity hereunder in connection with such Third Party Claim, then (A) the Indemnifying Party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation of such Third Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (B) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed.  In the event the Indemnifying Party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 10.2, the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Claim, provided that if the named Persons to a lawsuit or other legal action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to retain one firm of separate counsel of its own choosing (along with any required local counsel).  If the Indemnifying Party fails to assume the defense of such Third Party Claim in accordance with this Section 10.2 within ten (10) Business Days after delivery of the Claim Notice in accordance with Section 12.1, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise and settlement of such Third Party Claim, and the Indemnifying Party shall be liable for any resulting settlement of such Third Party Claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the full extent otherwise provided in this Agreement.  In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 10.3         No Contribution by the Company.  From and after the Effective Time, no Music & Arts Indemnified Party may seek contribution from the Company or any Company Subsidiary.

Section 10.4         Limitations on Indemnity.  The indemnification obligations of the Parties under this Article 10 are subject to the following limitations:

Section 10.4.1                      All Claims made by a GC Indemnified Party under Section 10.2.1, 10.2.2 or 10.2.3 shall first be satisfied through the application of the Escrowed Funds until the Escrowed Funds are reduced to zero.

Section 10.4.2                      Other than Kenneth M. O’Brien (the “Principal Stockholder”), no Stockholder shall have aggregate liability for Damages arising under this Agreement in excess of the Escrowed Funds and any Claims paid by such Stockholders (other than claims paid by the Principal Stockholder) shall be paid solely from the Escrowed Funds.  The maximum aggregate liability of the Principal Stockholder for Damages arising under this Agreement in excess of the Escrowed Funds shall be Eleven Million Dollars ($11,000,000).  The maximum aggregate liability of Parent and the Surviving Corporation for Damages arising under this Agreement shall be Eighteen Million Dollars ($18,000,000).  Notwithstanding the foregoing, the limitations set forth in this Section 10.4.2 shall not apply to (A) the breach of a representation or warranty set forth in Sections 4.3, 4.4.1, 4.9.5, 5.1, 5.2, 6.2 or 6.5 of this Agreement, (B) the intentional breach of a representation, warranty, covenant or agreement, (C) the breach of a representation, warranty, covenant or agreement involving fraud, (D) any Claim relating to the repurchase by the Company or any Affiliate of the Company of Company Common Stock, Company Preferred Stock or other securities of the Company prior to the Effective Time, (E) any indemnification for Taxes pursuant to Section 10.2.3 or (F) any claim by a Stockholder of actual or purported appraisal or similar rights under Maryland law.

Section 10.4.3                      No Indemnified Party shall be entitled to any indemnification from an Indemnifying Party under this Agreement unless and until the aggregate claims by such Indemnified Party for Damages exceed Five Hundred Thousand Dollars ($500,000), at which time, subject to the other limitations set forth in this Article 10, the Indemnified Party shall be entitled to recover the entire amount of such Damages (including the initial $500,000 thereof).  Notwithstanding the foregoing, the limitations on indemnity set forth in this Section 10.4.3 shall not apply to (A) the breach of a representation or warranty set forth in Section 4.3, 4.4.1, 4.9.5, 5.1, 5.2, 6.2 or 6.5 of this Agreement, (B) the intentional breach of a representation, warranty, covenant or agreement, (C) the breach of a representation, warranty, covenant or agreement involving fraud, (D) any Claim relating to the repurchase by the Company or any Affiliate of the Company of Company Common Stock, Company Preferred Stock or other securities of the Company prior to the Effective Time, (E) any indemnification for

Taxes pursuant to Section 10.2.3, or (F) any claim by a Stockholder of actual or purported appraisal or similar rights under Maryland law.

Section 10.4.4                      The amount which an Indemnifying Party is required to pay to, for, or on behalf of an Indemnified Party pursuant to this Article 10 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnified Party in reduction of the related indemnifiable loss, less the present value of the good faith estimated amount of any increase in the Indemnified Party’s insurance premiums related thereto.  If an Indemnified Party shall have received, or if an Indemnifying Party shall have paid on its behalf, any indemnity payment in respect of an indemnifiable loss and the Indemnified Party shall subsequently receive, directly or indirectly, insurance proceeds in respect of such indemnifiable loss, then such Indemnified Party shall promptly pay to the Indemnifying Party (or the Escrow Agent, as the case may be) the amount of such insurance proceeds, or, if less, the amount of the indemnity payment, less the present value of the good faith estimated amount of any increase in the Indemnified Party’s insurance premiums related thereto.  The Parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.

Section 10.4.5                      The maximum aggregate liability of any Stockholder for Damages arising under this Agreement or any instrument delivered hereunder shall not exceed the total Merger Consideration actually received by such Stockholder in connection with the transactions contemplated by this Agreement.

Section 10.4.6                      From and after the Effective Time, the Indemnified Party’s right to indemnification under this Article 10 constitutes the Indemnified Party’s sole remedy for Damages with respect to the breach of any representation or warranty contained in this Agreement, unless such breach was intentional or involved fraud.

Section 10.4.7                      Notwithstanding anything else to the contrary contained herein, the limitations of this Section 10.4 shall not apply to (A) the Ancillary Agreements, or (B) any payment of Merger Consideration, components thereof or adjustments thereto, or required Expenses, under this Agreement, including without limitation the payments required by Sections 3.2.1, 3.4, 3.5.1, 3.6, 3.7.4, 3.10, 7.9.3, 9.2.2 and 9.2.3.

Section 10.5         Tax Refunds.  Notwithstanding anything to the contrary in this Article 10, in the event that Parent shall assert any claim for a payment by the Stockholders under Section 7.9.1, Section 7.9.2 or this Article 10, such claim shall first be satisfied by crediting against such claim any Tax refunds of the Company or any Company Subsidiary with respect to any Tax period ending on or prior to the Effective Time (or for any Straddle Period, the portion of such period ending at the Effective Time) to the extent actually received by the Company, a Company Subsidiary or Parent after the Effective Time, but only to the extent such Tax Refunds (a) have not previously been credited against similar claims previously made or refunded pursuant to the following sentence, (b) have not previously been included in calculating the Working Capital Adjustment and (c) do not relate to the Bonus Deduction as provided for in Section 7.9.3 (such a Tax refund, a “Qualifying Pre-Effective Time Tax Refund”).   To the extent that the Company, a Company Subsidiary or Parent receives a Qualifying Pre-Effective Time

Tax Refund after the Stockholders have made a payment under Section 7.9.1, 7.9.2 or this Article 10, Parent shall refund to the Stockholders the lesser of (i) the amount of such Qualifying Pre-Effective Time Tax Refund received by the Company, a Company Subsidiary or Parent or (ii) the amount of such payment made by the Stockholders under Section 7.9.1, 7.9.2 or this Article 10 not previously refunded.

Section 10.6         Interest.  All Claims for Damages against the Escrowed Funds shall not include interest, provided that disbursements to Parent or a GC Indemnified Party of all or any portion of the Escrowed Funds shall be accompanied by a payment of a pro rata portion of the interest and investment income in the Escrow Account attributable to such disbursed funds as set forth in the Escrow Agreement.  All Claims for Damages in excess of the Escrowed Funds shall include interest from the date that the Damages were suffered to the date of payment at a rate equal to the average rate return (interest and income) on the Escrowed Funds during the term of the Escrow Agreement.

Article 11.
General

Section 11.1           Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in Person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent, Merger Sub or the Surviving Corporation, addressed to it at:

Guitar Center Stores, Inc.

5795 Lindero Canyon Road

Westlake Village, California 91362

Attention:  General Counsel

Fax:  (818) 735-4923

with a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention:  Anthony J. Richmond, Esq.

Fax:  (650) 463-2600

If to the Company or the Stockholder Representative, addressed to it or him, as the case may be, at:

Music & Arts Center, Inc.

11401 Falls Road

Potomac, Maryland 20854

Attention:  Kenneth M. O’Brien

Fax:  (301) 620-2529

with a copy to:

Arnold & Porter LLP

1600 Tysons Boulevard, Suite 900

McLean, Virginia 22101-4865

Attention:  Robert B. Ott, Esq.

Fax:  (703) 720-7399

Section 11.2         Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.3         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.4         Entire Agreement.  This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 11.5         Amendment.  This Agreement may be amended by the Parties by action taken by or on behalf of them; it being understood that the Stockholder Representative shall have all requisite power and authority to approve any amendment of this Agreement on behalf of the Stockholders.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of the Parties.

Section 11.6         Waiver.  At any time prior to the Effective Time, any Party may (A) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (B) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other Party with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (it being understood that the Stockholder Representative shall have all requisite power and authority to waive any provision this Agreement on behalf of the Stockholders), but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.7         Fees and Expenses.  Subject to Section 3.1.3(D), Section 3.7, Section 3.10, Section 7.5.1, Exhibit 7.5.2, Section 9.2.1, Section 9.2.2, Section 9.2.3 and Article 10 of this Agreement, all expenses incurred by the Parties shall be borne solely and entirely by the Party which has incurred the same.

Section 11.8         Assignment.  This Agreement shall not be assigned by operation of law or otherwise.

Section 11.9         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10       Mutual Drafting.  Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 11.11       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles, provided that the provisions of Article 2 and Article 3 relating to the Merger and the conversion of the Company Preferred Stock and the Company Common Stock shall be governed by, and construed in accordance with, the MGCL.

Section 11.12       Remedies; Dispute Resolution

Section 11.12.1    Remedies.  Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties agrees that he, she or it each shall be entitled, without the requirement that a bond or other security be posted, to an injunction or injunctions to prevent breaches of any of the provisions of this Agreement to enforce specifically this Agreement in any action instituted in any court of the United States or any state having competent jurisdiction as provided for in this Agreement, in addition to any other remedy to which such Party may be entitled, at law or in equity.

Section 11.12.2    Dispute Resolution.  Except as otherwise provided in Section 11.12.1, any claim or dispute arising out of or related to this Agreement, the interpretation, making performance, breach or termination thereof, shall be finally and exclusively settled by binding arbitration to be held in New York, New York.  The arbitration shall be made in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and such arbitration shall be conducted by an arbitrator chosen by mutual agreement of Parent and the Stockholder Representative; failing such agreement, the arbitration shall be conducted, by three independent arbitrators, one chosen by Parent, one chosen by the Stockholder Representative, and such two arbitrators shall mutually select a third arbitrator, with any decision of two such arbitrators shall be binding.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted in New York, New York to resolve the dispute.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each Party shall pay its own costs and expenses (including counsel fees) of any such arbitration, provided that the prevailing Party shall be entitled to recover its reasonable costs and expenses (including counsel fees) in connection with such arbitration.  The Parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrator(s) hereunder, provided that the foregoing shall not limit the rights of either Party to bring a proceeding in any applicable jurisdiction to conform, enforce or enter judgment upon such award (and the rights of the other Party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment).

Section 11.13       Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14       Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Stockholder Representative and the Stockholders have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

GUITAR CENTER STORES, INC.

By:	/s/ Erick Mason
Name: Erick Mason
Title: President

GCSI ACQUISITION CORP.

By:	/s/ Leland P. Smith
Name: Leland P. Smith
Title: President

MUSIC & ARTS CENTER, INC.

By:	/s/ Kenneth M. O’Brien
Name: Kenneth M. O’Brien
Title: President

STOCKHOLDER REPRESENTATIVE:

/s/ Kenneth M. O’Brien
Name: Kenneth M. O’Brien

The undersigned acknowledges and agrees to his obligation

to execute and deliver a Non-Compete Agreement and Severance Agreement as provided for herein:

/s/ Allan Greenberg
Allan Greenberg

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Stockholder Representative and the Stockholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STOCKHOLDERS:

/s/ Lawana J. O’Brien
Name: Lawana J. O’Brien

/s/ Kenneth M. O’Brien
Name: Kenneth M. O’Brien

/s/ Phillip C. O’Brien
Name: Phillip C. O’Brien

/s/ Christopher Tuel
Name: Christopher Tuel

/s/ Richard Davy
Name: Richard Davy

/s/ Bruce Feldman
Name: Bruce Feldman

/s/ Alan Dapsauski
Name: Alan Dapsauski

/s/ Lisa Shannon
Name: Lisa Shannon

/s/ Linwood Johnson
Name: Linwood Johnson

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Stockholder Representative and the Stockholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STOCKHOLDERS:

/s/ Shelley Mick
Name: Shelley Mick

/s/ Steven Hesselbacher
Name: Steven Hesselbacher

/s/ Monique Leaberry
Name: Monique Leaberry

/s/ Kerry Nelson
Name: Kerry Nelson

/s/ Simon Jacobs
Name: Simon Jacobs

/s/ Anthony Jacobs
Name: Anthony Jacobs

/s/ Kenneth M. O’Brien
Name: Benjamin O’Brien, by Kenneth M. O’Brien as Personal Representative